Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258749

PROSPECTUS SUPPLEMENT NO. 4
(to prospectus dated March 15, 2022)

Ardagh Metal Packaging S.A.

16,749,984 SHARES
OFFERED BY ARDAGH METAL PACKAGING S.A.

517,571,133 SHARES and
5,716,982 WARRANTS
OFFERED BY THE SELLING SECURITYHOLDERS

This prospectus supplement amends and supplements the prospectus dated March 15, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented (Registration Statement No. 333-258749). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on June 17, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Shares and Warrants are traded on The New York Stock Exchange (“NYSE”) under the symbol “AMBP” and “AMBP.WS,” respectively. The last reported sale price of the Shares was $5.87 per share on June 16, 2022, and the last reported sale price of the Warrants was $0.93 per warrant on June 16, 2022 as reported on NYSE.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 18 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2022.

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2022

Commission File Number: 001-40709

Ardagh Metal Packaging S.A.

(Name of Registrant)

56, rue Charles Martel
L-2134 Luxembourg, Luxembourg
+352 26 25 85 55

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXHIBIT INDEX

The following exhibit is filed as part of this Form 6-K:

Exhibit No.	Exhibit
99.1	Ardagh Metal Packaging S.A. 2022 Extraordinary General Meeting of Shareholders Proxy Materials

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ardagh Metal Packaging S.A. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 17, 2022

Ardagh Metal Packaging S.A.

By:	/s/ Oliver Graham
Name:	Oliver Graham
Title:	Chief Executive Officer

Exhibit 99.1

www.ardaghmetalpackaging.com

Ardagh Metal Packaging S.A.

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

R.C.S. Luxembourg: B 251465

T: +352 26 25 85 - 55

F: +352 26 38 94 - 44

E: enquiries@ardaghgroup.com

June 17, 2022

Dear Shareholder,

You are cordially invited to exercise your voting right for the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of Ardagh Metal Packaging S.A. (the “Company”) to be held at 11:30 a.m. Luxembourg time on July 8, 2022, by way of proxy without physical presence in accordance with the Luxembourg law of September 23, 2020, as amended. Information concerning the matters to be considered and voted upon at the Extraordinary General Meeting is set out in the attached Convening Notice and Proxy Statement.

The Board of Directors has fixed June 13, 2022 (10:00 p.m. Luxembourg time, 4:00 p.m. EDT) as the record date for the Extraordinary General Meeting (the “Record Date”), and only holders of record of shares at such time will be entitled to notice of or to vote at the Extraordinary General Meeting or any adjournment or postponement thereof.

In order to exercise your voting right for the Extraordinary General Meeting and to be represented by a proxyholder designated by the Company in accordance with the Luxembourg law of September 23, 2020, as amended, please follow the instructions you received.

Please note that proxy cards must be received by the tabulation agent (Computershare), no later than 7:00 p.m. Luxembourg time, 1:00 p.m. EDT, on July 6, 2022, in order for such votes to be taken into account.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

Paul Coulson
Chairman

Convening Notice

to the Extraordinary General Meeting of Shareholders

to be held on July 8, 2022 at 11:30 a.m. Luxembourg time without physical presence in accordance with the Luxembourg law of September 23, 2020, as amended

June 17, 2022

Dear Shareholder,

The Board of Directors of Ardagh Metal Packaging S.A. (the “Company”) is pleased to invite you to exercise your voting right for the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”), to be held on July 8, 2022 at 11:30 a.m. Luxembourg time, by way of proxy without physical presence in accordance with the Luxembourg law of September 23, 2020, as amended, with the following agenda:

1.	Restructuring of the share capital of the Company to rename the shares in issue as Ordinary Shares; creation of a new class of redeemable preferred shares (the “Preferred Shares”), with the rights set out in the Articles of Association (as amended by the present and the following resolutions); and amendment of articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association in this respect as per the proposed amendments to the Articles of Association (subject to approval of the following resolutions), also included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company.

2.	Renewal and extension of the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right, during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment to article 7.3 of the Articles of Association accordingly.

3.	Renewal and extension of the authorization granted to the Board of Directors to purchase, acquire or receive the Company’s own shares for cancellation or hold them as treasury shares during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment to article 8 of the Articles of Association accordingly.

Pursuant to articles 21 and 22 of our Articles of Association, the Extraordinary General Meeting will validly deliberate on its agenda with the quorum requirement of at least half (1/2) of our issued share capital, and the resolutions at the Extraordinary General Meeting will be adopted by a majority of two-thirds (2/3) of the votes validly cast.

Any shareholder who holds one or more common share(s) of the Company on June 13, 2022 at 10:00 p.m. Luxembourg time, 4:00 p.m. EDT (the “Record Date”) will be entitled to vote at the Extraordinary General Meeting by submitting a proxy card by 7:00 p.m. Luxembourg time (1:00 p.m. EDT), on July 6, 2022.

Please consult the Proxy Statement enclosed herewith, and also available on the Company’s website, as to your representation at the Extraordinary General Meeting by way of proxy. A copy of the report of the Board of Directors to the Extraordinary General Meeting and the proposed amendments to the Articles of Association are available at www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting. The proposed amendments to the Articles of Association are also included as Exhibit A to the Proxy Statement. Please note that proxy cards must be received by the tabulation agent (Computershare), no later than 7:00 p.m. Luxembourg time, 1:00 p.m. EDT, on July 6, 2022, in order for such votes to be taken into account.

Please note that in response to the COVID-19 pandemic and in accordance with the Luxembourg law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxyholder, the Extraordinary General Meeting will be held without the shareholders’ physical presence. These measures have been prompted by the COVID-19 crisis in order to allow Luxembourg companies to function normally and hold their meetings without the shareholders’ physical presence to prevent the spreading of the virus at such meetings.

Sincerely,

Paul Coulson

Chairman

on behalf of the Board of Directors

ARDAGH METAL PACKAGING S.A.

PROXY STATEMENT

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
JULY 8, 2022

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Ardagh Metal Packaging S.A. (the “Company,” “AMPSA,” “we,” “our” or “us”) for use at the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”), to be held on July 8, 2022, at 11:30 a.m. Luxembourg time, without the shareholders’ physical presence in accordance with the Luxembourg law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxyholder, and any adjournment or postponement thereof. This Proxy Statement and the proposed amendments to the Articles of Association are available on our website at www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting, together with the report of the Board of Directors to the Extraordinary General Meeting, and the proposed amendments to the Articles of Association are also included as Exhibit A to the Proxy Statement. The Proxy Statement also will be made available to our “street name” holders (meaning beneficial owners with their shares held through a bank, brokerage firm or other record owner) and registered shareholders as at the Record Date (as defined below) through the delivery methods described below.

This Proxy Statement, together with the Convening Notice containing the agenda and the proxy card with reply envelope, are hereinafter referred to as the “Proxy Materials”.

Foreign Private Issuer

We are a “foreign private issuer” within the meaning of Rule 3b-4 of the U.S. Securities Exchange Act of 1934, as amended, and as a result, we are not required to mandatorily comply with U.S. federal proxy requirements.

How May the Extraordinary General Meeting Materials Be Accessed?

(a)	Street name holders

We have elected to provide access to our Proxy Materials over the internet. Accordingly, we are sending a notice (the “Information Notice”) on June 17, 2022 regarding internet availability of Proxy Materials to our street name holders of record as of 10:00 p.m. Luxembourg time, 4:00 p.m. EDT, on June 13, 2022 (the “Record Date”). You have the ability to access the Proxy Materials, the report of the Board of Directors to the Extraordinary General Meeting and the proposed amendments to the Articles of Association on the website referred to in the Information Notice (www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting), and the proposed amendments to the Articles of Association are also included as Exhibit A to the Proxy Statement. Street name holders may also request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials either by viewing them online or by requesting a copy may be found in the Information Notice. You will not receive a printed copy of the Proxy Materials unless you have requested one when setting up your brokerage account or request one in the manner set forth in the Information Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our Proxy Materials and to exercise the voting rights attendant to their shares at the Extraordinary General Meeting.

1

(b)	Registered shareholders

We are mailing the Proxy Materials on June 17, 2022 to all registered shareholders of our common shares as at the Record Date.

Who May Vote at the Extraordinary General Meeting?

Only registered shareholders or street name holders of our shares as at the Record Date will be entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting through their legal proxy holders designated by the Company as set forth on the proxy card. On the Record Date, 603,308,060 common shares were issued and outstanding. Each common share is entitled to one vote at the Extraordinary General Meeting.

What Constitutes a Quorum?

At any extraordinary general meeting (including the Extraordinary General Meeting) the holders of in excess of one-half (1/2) of the share capital in issue represented by proxy at the meeting will form a quorum for the transaction of business. Abstentions, described below, are counted as shares present for purposes of determining whether a quorum exists.

What Are Broker Non-Votes and Abstentions?

Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares and the broker is unable to vote the shares in its discretion in the absence of an instruction. An abstention occurs when a shareholder withholds such shareholder’s vote on a particular matter by checking the “ABSTAIN” box on the proxy card.

Your broker will NOT be able to vote your shares with respect to any of the proposals or other matters considered at the Extraordinary General Meeting, unless you have provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your shares and exercise your right as a shareholder. A vote will not be cast in cases where a broker has not received an instruction from the beneficial owner.

With respect to all of the proposals or other matters considered at the Extraordinary General Meeting, only those votes cast “FOR” or “AGAINST” are counted for the purposes of determining the number of votes cast with respect to each such proposal.

Broker non-votes and abstentions are not considered votes cast and have no effect on the outcome of any of the proposals.

What Is the Process for Voting and Revocation of Proxies?

If you are a registered shareholder, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Please note that in response to the COVID-19 pandemic and in accordance with the Luxembourg law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxy holder, the Extraordinary General Meeting will be held without the shareholders’ physical presence, and, accordingly, you may not vote in person.

2

If your shares are held in “street name”, you will receive instructions from your bank, brokerage firm or other record owner. You must follow the instructions of the bank, brokerage firm or other record owner in order for your shares to be voted.

The Company will retain an independent tabulator to receive and tabulate the proxies.

If you submit a proxy and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit a proxy but do not direct how your shares will be voted, the individuals named as proxies will vote your shares “FOR” each of the proposals identified herein.

It is not expected that any other matters will be brought before the Extraordinary General Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.

A registered shareholder who has given a proxy may revoke it at any time before it is exercised at the Extraordinary General Meeting by:

•	delivering a written notice on or before July 6, 2022, at 7:00 p.m. Luxembourg time, 1:00 p.m. EDT at the address given below, stating that the previously delivered proxy is revoked; or

•	signing and delivering on or before July 6, 2022, at 7:00 p.m. Luxembourg time, 1:00 p.m. EDT to the address given below a subsequently dated proxy card dated prior to the vote at the Extraordinary General Meeting.

If you are a registered shareholder, you may request a new proxy card by calling the Company at its registered office in Luxembourg at +352 26 25 85 55.

Registered shareholders should send any written notice or proxy card by (i) regular mail to Ardagh Metal Packaging S.A., c/o Computershare, PO Box 505000, Louisville, KY 40233-5000, or (ii) by courier or U.S. overnight mail to Ardagh Metal Packaging S.A., c/o Computershare, 462 South 4th Street, Suite 1600, Louisville, KY 40202 (Telephone: +1 800-736-3001 and from outside the US +1 781 575 3100).

Any street name holder may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Your last voting instructions, prior to or at the Extraordinary General Meeting, are the voting instructions that will be taken into account.

Who May Attend the Extraordinary General Meeting?

Please note that in response to the COVID-19 pandemic and in accordance with Luxembourg and international travel restrictions and limitations of large gatherings and in particular the Luxembourg law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxy holder, the Extraordinary General Meeting will be held without the shareholders’ physical presence. These measures have been prompted by the COVID-19 pandemic in order to allow Luxembourg companies to function normally and hold their meetings without shareholders’ physical presence to prevent the spreading of the virus at such meetings.

3

Members of the Board of Directors will join the Extraordinary General Meeting by teleconference and represent the shareholders of the Company pursuant to the power granted to them under the proxy cards, with one proxyholder joining the teleconference in the presence of a Luxembourg notary (subject to COVID-19 restrictions in place at that time) to record the notarial deed of the Extraordinary General Meeting.

What Is the Process for the Solicitation of Proxies?

We will pay the cost of soliciting proxies for the Extraordinary General Meeting. We may solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send the Information Notice, and if requested, Proxy Materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either in-person or by telephone, facsimile or written or electronic mail (without additional compensation). Shareholders are encouraged to return their proxies promptly.

4

PROPOSAL WITH RESPECT TO AGENDA ITEM NO. 1:

RESTRUCTURING OF THE SHARE CAPITAL AND CREATE A NEW CLASS OF PREFERRED SHARES

The Board of Directors is seeking approval by the shareholders to restructure the share capital of the Company to rename the shares in issue as Ordinary Shares and create a new class of redeemable preferred shares (the “Preferred Shares”), with the rights set out in the Articles of Association (as amended by the present and the following resolutions), and of the amendment of articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association in this respect as per the proposed amendments to the Articles of Association (subject to approval of the following resolutions), included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company.

At the Extraordinary General Meeting, the shareholders will be asked to approve the following resolution:

Resolved:

(a)	that the share capital of the Company is hereby restructured to rename the shares in issue as Ordinary Shares; and

(b)	that a new class of redeemable preferred shares (the “Preferred Shares”) is hereby created, with the rights set out in the Articles of Association (as amended by the present resolution); and

(c)	that articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association in this respect are hereby amended as per the proposed amendments to the Articles of Association (subject to the approval of the following resolutions), included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company. In particular, the new article 6 Share Capital, will be read as follows (changes appearing in bold):

6.      Share Capital

6.1    The authorised share capital of the Company is set at one billion Euro and zero Cents (EUR 1,000,000,000), divided into up to one hundred billion (100,000,000,000) shares~~, with a par value of one Euro cent (EUR 0.01) each~~ (the “Shares”) represented by Ordinary Shares and Preferred Shares.

6.2    The Share Capital in Issue of the Company amounts to [six million thirty-three thousand and eighty Euros and sixty Cents (EUR 6,033,080.60) represented by:

-        six hundred three million three hundred eight thousand and sixty (603,308,060) ~~o~~Ordinary ~~s~~Shares]1 with a par value of one Euro cent (EUR 0.01) each and

1 Note: Amount of shares in issue at the time of the EGM to be updated to reflect the shares to be issued by the Board within the authorized share capital ahead of the EGM

5

-         nil (0) Preferred Shares with a par value of four Euros and forty-four Euro cents (EUR 4.44) each.

6.3    The Company may issue additional S~~s~~hares in accordance with these Articles.

6.4    The Ordinary Shares are voting shares of the Company, each carrying one vote. The Preferred Shares are non-voting shares of the Company, except where mandatorily required by the Act, where each Preferred Share shall carry one vote irrespective of its nominal value.

6.5    All Preferred Shares are issued in the form of redeemable shares and are redeemable at the sole discretion of the Company at such date as decided by the Board. The holders of Preferred Shares have no right to request the redemption of their Preferred Shares. Without prejudice to the conditions set forth in the Act, the Preferred Shares will be redeemed pursuant to Article 8 and by serving a Notice (the “Purchase Notice”) to the owner of the Preferred Shares to be repurchased, specifying the Preferred Shares to be repurchased, the purchase price to be paid for such Preferred Shares and the place at which the purchase price in respect of such Preferred Shares is payable. Immediately after the close of business on the date specified in the Purchase Notice such holder shall cease to be the holder of the Preferred Shares specified in such Purchase Notice and its name shall be removed as the holder of such Preferred Shares from the Register of Shareholders. Any such holder will cease to have any right as a Shareholder with respect to the Preferred Shares to be repurchased as from the date specified in the Purchase Notice.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a two-third majority of the votes validly cast on such resolution.

Our Board of Directors recommends a vote “FOR” the restructuring of the share capital of the Company to rename the shares in issue as Ordinary Shares; the creation of a new class of Preferred Shares, with the rights set out in the Articles of Association (as amended by the present and the following resolutions); and the amendment of articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association (subject to approval of the following resolutions) in this respect as per the proposed amendments to the Articles of Association, included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company.

PROPOSAL WITH RESPECT TO AGENDA ITEM NO. 2:
AUTHORIZATION TO THE BOARD TO INCREASE THE SHARE CAPITAL

The Board of Directors is seeking approval by the shareholders to renew and extend the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right, during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting, and of amendment to article 7.3 of the Articles of Association of the Company accordingly.

The Company’s current issued share capital amounts, as of the Record Date, to EUR 6,033,080.60 and is represented by 603,308,060 shares, with a par value of EUR 0.01 per share (the “Ordinary Shares”). The Company’s current authorized share capital (including the issued share capital)

6

amounts to EUR 1,000,000,000 divided into 100,000,000,000 shares, with a par value of EUR 0.01 per share. There are also 16,749,984 warrants outstanding, each exercisable at $11.50 per share, subject to adjustment.

Under the current authorization (the “Current Authorization”), the permitted uses by the Board of Directors of the authorized share capital include the issuance of new Ordinary Shares, the granting of options to subscribe for new Ordinary Shares and the issuance of any other instruments convertible into, repayable by or exchangeable for new Ordinary Shares, the issuance of bonds with warrants or other rights to subscribe for new Ordinary Shares up to a maximum of the authorized but as yet unissued share capital of the Company to such persons and on such terms as the Board of Directors determines in its absolute discretion as further described in article 7 of the Articles. The Board of Directors is also authorized to issue Ordinary Shares free of charge within the limitations of article 420-26 (6) of the Luxembourg law of 10 August 1915 pertaining to commercial companies, as amended from time to time (the “Law of 10 August 1915”). The Board of Directors is authorized to withdraw or limit the Luxembourg statutory preemption provisions upon the issuance of Ordinary Shares pursuant to this authority. The Current Authorization is valid until July 8, 2026.

The Company wishes to renew the Current Authorization of the Board of Directors to until July 8, 2027 and to expand it in order to allow the Board of Directors to issue both new Ordinary Shares and Preferred Shares created pursuant to the above resolution (together, the “New Shares”) within the authorized share capital, and thus maintain the flexibility to use the Company’s authorized share capital and maintain the Board of Directors’ right to limit or cancel the preferential subscription right of existing shareholders in the context of the issuance of New Shares, options to subscribe for New Shares or any other instruments convertible into New Shares. The Board of Directors will continue to be authorized to issue New Shares free of charge within the limitations of article 420-26(6) of the Law of 10 August 1915.

The report of the Board of Directors of the Company relating to the proposed renewal and extension of the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right is available at our website www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting.

At the Extraordinary General Meeting, the shareholders will be asked to approve the following resolution:

Resolved:

(a)	that the authorization granted to the Board of Directors to issue New Shares up to the Company’s maximum but as yet unissued share capital with authority to limit or cancel the preferential subscription right of existing shareholders in the context of the issuance of New Shares, options to subscribe for New Shares or any other instruments convertible into New Shares for a period of five years starting on the date of the Extraordinary General Meeting is hereby renewed and extended; and

(b)	that article 7.3(a) of the Articles of Association is hereby amended accordingly as to be read as follows (changes appearing in bold):

“7.3 (a) The Board is authorised for a period of five (5) years from ~~8 July 2021~~8 July 2022 to increase the Share Capital in Issue, once or more, (i) by the issue of new ~~S~~shares irrespective of their class with a par value of one Euro cent (EUR 0.01) for each Ordinary Share, and four Euros and forty-four Euro cents (EUR 4.44) for

7

each Preferred Share (the “New Shares”), (ii) by granting options to subscribe for New Shares, (iii) by issuing any other instruments convertible into or repayable by or exchangeable for New Shares (whether provided in the terms at issue or subsequently provided), (iv) by issuing bonds with warrants or other rights to subscribe for New Shares attached, or (v) through the issue of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, New Shares, up to a maximum of the authorised but as yet unissued share capital of the Company to such persons and on such terms as the Board determines in its absolute discretion. The Board may set the subscription price for the New Shares so issued, as well as determining the form of consideration to be paid for any such New Shares which may include (A) cash, including the setting off of claims against the Company that are certain, due and payable, (B) payment in kind, and (C) reallocation of the share premium, profit reserves or other reserves of the Company. The Board is also authorised to issue New Shares free of charge within the limitations of Article 420-26 (6) of the Act.”

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a two-third majority of the votes validly cast on such resolution.

Our Board of Directors recommends a vote “FOR” the approval of the authorization of the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the preferential subscription right of existing shareholders and the amendment to article 7.3 of the Articles of Association.

PROPOSAL WITH RESPECT TO AGENDA ITEM NO. 3:
RENEWAL AND EXTENSION OF THE AUTHORIZATION TO PURCHASE, ACQUIRE, RECEIVE OR HOLD SHARES IN THE COMPANY

The Board of Directors is seeking approval by the shareholders to renew and extend the authorization granted to the Board of Directors to purchase, acquire or receive the Company’s own shares for cancellation or hold them as treasury shares during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and of amendment to article 8 of the Articles of Association accordingly.

At the Extraordinary General Meeting the shareholders will be asked to approve the following resolution:

Resolved:

(a)	that the authorization granted to the Board of Directors of the Company, with option to delegate, to purchase, acquire or receive the Company’s own shares, irrespective of their class, for cancellation or hold them as treasury shares, within the limits and subject to the conditions set forth in the law or other applicable laws and regulations and pursuant to the conditions of article 8 of the Articles of Association during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting is hereby renewed and extended; and

(b)	that the present authorization is effective immediately after the present Extraordinary General Meeting and valid for a period of five years unless it is revoked, varied or renewed earlier by

8

a resolution of the general meeting of shareholders and is subject to the conditions set out in article 8 of the Articles of Association; and

(c)	that article 8 of the Articles of Association is hereby amended accordingly as to be read as follows (changes appearing in bold):

“

8.      Power of the Company to Purchase or otherwise Acquire its own Shares

8.1     The Company may purchase, acquire or receive its own Shares for cancellation or to hold them as Treasury Shares within the limits, and subject to the conditions, set forth in the Act and other applicable laws and regulations. In relation to the Preferred Shares, the Board of Directors has full discretion to decide if and when the Preferred Shares should be redeemed.

8.2     Pursuant to and in conformity with the provisions of Article 430-15 of the Act, and in conformity with all other applicable laws and regulations (including any rules and regulations of any stock market, exchange or securities settlement system on which the Ordinary Shares are traded, as may be applicable to the Company), the Company is authorised to purchase, acquire, receive and/or hold Shares, from time to time, provided that:

(a)     the Shares hereby authorised to be purchased shall all be fully paid-up issued Shares;

(b)     the maximum number of Shares purchased, acquired or received by the Company shall be such that the aggregate nominal value or the aggregate accounting par value of the Shares held by persons other than the Company does not fall below the minimum issued share capital prescribed by the Act;

(c)     the maximum price which may be paid for each Share shall not exceed the Fair Market Value (as defined in Article 8.6);

(d)     the minimum price which may be paid for each Share shall be the par value of the Share; and

(e)     the acquisitions, including the Shares previously acquired by the Company and held by it, and Shares acquired by a person acting in its own name but on the Company’s behalf, may not have the effect of reducing the net assets of the Company below the amount mentioned in paragraphs (1) and (2) of Article 461-2 of the Act.

8.3     The authority set forth in this Article 8 (unless previously revoked, varied or renewed by the general meeting) is granted for a period of five (5) years from and commencing on 8 July ~~2021~~ 2022.

8.4     The authority set forth in this Article 8 relates only to:

(a)     one or more market purchases (being a purchase of Shares by the Company of Shares offered for sale by any Shareholder on any stock exchange on which the Shares are traded), as the Board shall determine without such acquisition offer having to be made to all Shareholders; and

(b)     purchases effected in circumstances other than those referred to in Article 8.4(a), where an offer on the same terms has been made by the Company to all Shareholders in a similar situation, it being understood that holders of Preferred Shares shall not be deemed to be in a similar situation to holders of Ordinary Shares.

8.5     The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of

9

amending these Articles to reflect the changes resulting from the cancellation of any Shares repurchased in accordance with the terms of this Article 8, if such election is made to cancel the Shares.

8.6     For the purposes of this Article 8, “Fair Market Value” means, in respect of any Ordinary Share:

(a)     the actual price at which the Company effects a purchase of its own Shares pursuant to an announced open market repurchase program on the New York Stock Exchange or, if the Company’s Shares are not listed on the New York Stock Exchange, on such other securities exchange on which the Company’s shares are then listed or traded; or

(b)     in the case of any repurchase of Shares that is not effected pursuant to an announced open market repurchase program on the New York Stock Exchange or another securities exchange, the fair market value determined in good faith by an independent auditor (réviseur d'entreprises) appointed by the Board on the basis of such information and facts as available to, and deemed relevant by, the independent auditor;

and in respect of any Preferred Share,

(i) its nominal value plus the Delta and any New Delta (each as defined in article 15.3), if any, plus

(ii) its nominal value multiplied by 0.75% (zero point seventy-five per cent) multiplied by the number of months elapsed between the date of issuance of the Preferred Share and of its redemption (it being understood that a month will always be calculated in full irrespective of the effective day of issuance and redemption), plus

(iii) in case any Delta or New Delta exists with respect to any financial year, an amount equal to 9% (nine per cent) per year, calculated pro rata temporis on the Delta or New Delta, from the first day of the financial year following the existence of a Delta or New Delta and until the date of payment of such Delta or New Delta or to the redemption date (it being understood that a month will always be calculated in full irrespective of the effective day of the payment or redemption), less

(iv) the total amount of any dividend paid, if any, in relation to the Preferred Share since its issuance.

8.7     Voting rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Shares and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company for determining the quorum and majority requirements of any general meeting. The aforementioned restrictions on voting rights shall apply to Shares issued by the Company and held by direct and indirect subsidiaries, in accordance with Article 430-23 of the Act.”

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a two-third majority of the votes validly cast on such resolution.

Our Board of Directors recommends a vote “FOR” the approval of the renewal and extension of the authorization to the Board of Directors of the Company to purchase, acquire or

10

receive the Company’s own shares, irrespective of their class, for cancellation or hold them as Treasury Shares and the amendment to article 8 of the Articles of Association.

11

CORPORATE GOVERNANCE

We are exempt from certain corporate governance requirements of the New York Stock Exchange (“NYSE”) by virtue of being a “foreign private issuer”. Although our foreign private issuer status exempts us from most of the NYSE’s corporate governance requirements, we intend to voluntarily comply with these requirements, except those from which we would be exempt by virtue of being a “controlled company”, as described below.

Controlled Company

Our common shares are listed on the NYSE. Under the NYSE’s current listing standards, we qualify for and avail ourselves of certain of the controlled company exemptions under the corporate governance rules of the NYSE. As a controlled company, we are not required to have (1) a majority of “independent directors” on our Board of Directors, as defined under the rules of the NYSE, (2) a compensation committee and a nominating and governance committee composed entirely of “independent directors” with written charters addressing each committee’s purpose and responsibilities or (3) an annual performance evaluation of the compensation and nominating and governance committees. As a controlled company, we utilize certain of these exemptions, including that although we have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not composed entirely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee, which require that our audit committee be composed of at least three members, each of whom is independent. All of our audit committee members are independent directors in accordance with the NYSE and the Securities and Exchange Commission (“SEC”) requirements for a company listed on the NYSE.

For a list of our major shareholders and information relating to their ownership of our common shares, please see Item 7A. “Major Shareholders and Related Party Transactions—Major shareholders” in our Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report on Form 20-F”).

Board of Directors

Composition of Our Board of Directors

Our Board of Directors currently consists of eleven (11) members divided into three classes. Our Board of Directors consists of such number of directors as the general meeting of shareholders may from time to time determine, provided that the board of directors is composed at all times of no fewer than three (3) directors and no more than fifteen (15) directors. For information concerning our officers, directors and senior management, please see Item 6A. “Directors, Senior Management and Employees—Directors and Officers” in our Annual Report on Form 20-F.

Election of Directors

The holders of the shares have the right to elect the Board of Directors at a general meeting of shareholders by a simple majority of the votes validly cast. The existing directors have the right to appoint persons to fill vacancies, which persons may hold office until the next following annual general meeting.

Our Board of Directors is classified into three classes of directors. Our current Class I Directors are Yves Elsen, Damien O’Brien, and Hermanus Troskie, with terms of office expiring at the Company’s

12

2025 annual general meeting of shareholders. Our current Class II Directors are Oliver Graham, Elizabeth Marcellino, Shaun Murphy and John Sheehan with terms of office expiring at the Company’s 2023 annual general meeting of shareholders. Our current Class III Directors are Paul Coulson, Abigail Blunt, The Rt. Hon. the Lord Hammond of Runnymede and Edward White, with terms of office expiring at the Company’s 2024 annual general meeting of shareholders.

Experience of Directors

We believe that the composition of the Board of Directors, which includes a broad spread of nationalities, backgrounds and expertise, provides the breadth and depth of skills, knowledge and experience that are required to effectively lead an internationally diverse business with interests spanning three continents and ten individual countries.

We believe that our independent non-executive directors have broad-based international business expertise and have gained significant and relevant industry specific expertise over a number of years. The composition of the Board of Directors reflects the need to maintain a balance of skills, knowledge and experience.

The independent non-executive directors use their broad-based skills, diverse range of business and financial experiences and international backgrounds in reviewing and assessing any opportunities or challenges facing the Company and play an important role in developing the Company’s strategy and scrutinizing the performance of management in meeting the Company’s goals and objectives.

We expect our Board members collectively to have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and a dedication to enhancing shareholder value.

Committees of the Board of Directors

Our Board of Directors has six standing committees: an executive committee, an audit committee, a compensation committee, a nominating and governance committee, a finance committee and a sustainability committee. The members of each committee are appointed by the Board of Directors and serve until their successors are elected and qualified, unless they are earlier removed or they resign. Each of the committees reports to the Board of Directors as it deems appropriate and as the Board of Directors may request. For information concerning the composition, duties and responsibilities of the committees, please see Item 6C. “Directors, Senior Management and Employees—Board practices” in our Annual Report on Form 20-F. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. The charters for our executive, audit, compensation, nominating and governance, finance and sustainability committees are publicly available on our website at www.ardaghmetalpackaging.com/corporate/investors/governance.

Code of Conduct

Our Board of Directors has adopted a code of conduct that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, and, as applicable, consultants and contractors. The code addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, and confidentiality requirements and the process for reporting

13

violations of the code, employee misconduct, conflicts of interest or other violations. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on our website. Amendments to the code will be promptly disclosed and posted on our website. The code is publicly available on our website at www.ardaghmetalpackaging.com/corporate/investors/governance and in print to any shareholder who requests a copy.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that serve as a framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the composition of the Board of Directors, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the chairman of the Board of Directors and the chief executive officer, meetings of independent directors, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our nominating and governance committee reviews our corporate governance guidelines periodically and, if necessary, recommends changes to our Board of Directors. Additionally, our Board of Directors has adopted independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines are posted on our website at www.ardaghmetalpackaging.com/corporate/investors/governance.

14

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chair of any committee of the Board of Directors or any committee of the Board by writing to them as follows:

Ardagh Metal Packaging S.A.
56, rue Charles Martel
L-2134 Luxembourg, Luxembourg
Attn: Company Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Company Secretary and will be handled in accordance with the procedures established by the audit committee with respect to such matters.

PROPOSALS OF SHAREHOLDERS

Shareholders who together hold at least ten percent (10%) of the share capital and intend to have an item added to the agenda of the Extraordinary General Meeting of Shareholders must comply with the requirements contained in article 19.2 of our Articles of Association. We reserve the right (subject to Luxembourg law) to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

Ardagh Metal Packaging S.A. files annual and special reports and other information with the SEC.

The SEC filings of Ardagh Metal Packaging S.A. are also available to the public on the SEC’s internet website at www.sec.gov. In addition, the SEC filings of Ardagh Metal Packaging S.A. are also available to the public on the website of Ardagh Metal Packaging S.A., www.ardaghmetalpackaging.com. Information contained on the website of Ardagh Metal Packaging S.A. is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

15

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting to be held on July 8, 2022

Information is now available regarding the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting of Shareholders) at www.ardaghmetalpackaging.com/corporate/investors/governance.

YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO
VOTE BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.

With respect to all of the proposals and matters considered at the Extraordinary General Meeting, shares held through a broker or other intermediary will not be voted unless the beneficial holder notifies the broker or other intermediary through which the shares are held with instructions regarding how to vote. We strongly encourage you to provide instructions to your broker or other intermediary to vote your shares and exercise your right as a shareholder.

Please note that in response to the COVID-19 pandemic and in accordance with Luxembourg and international travel restrictions and limitations of large gatherings and in particular the Luxembourg law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxyholder, the Extraordinary General Meeting will be held without the shareholders’ physical presence. These measures have been prompted by the COVID-19 pandemic in order to allow Luxembourg companies to function normally and hold their meetings without the shareholders’ physical presence to prevent the spreading of the virus at such meetings.

Please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented at the Extraordinary General Meeting.

Luxembourg
June 17, 2022

16

Exhibit A

1 | P a g e

Proposed amendments to the Articles of Association of

Ardagh Metal Packaging S.A.

Société anonyme

Siège social : 56, Rue Charles Martel L-2134, Luxembourg

R.C.S. Luxembourg section B numéro 251465

to be considered at the Extraordinary General Meeting of Shareholders to be held on July 8, 2022

~~**************************************************~~

~~STATUTS COORDONNÉS AU 16 MARS 2022~~

~~**************************************************~~

- 2 | P a g e

TABLE OF CONTENTS

INTERPRETATION		5
1.	Definitions	5

FORM, NAME, DURATION AND REGISTERED OFFICE		8
2.	Form and Name	8
3.	Duration	8
4.	Registered Office	8

CORPORATE OBJECTS		9
5.	Corporate Objects	9

SHARES		10
6.	Share Capital	10
7.	Power to Issue Shares	11
8.	Power of the Company to Purchase or otherwise Acquire its own Shares	12
9.	Suspension and/or Waiver of Voting Right; Voting by Incapacitated Holders	15
10.	Statements of Share Ownership	16

REGISTRATION OF SHARES		16
11.	Register of Shareholders	16
12.	Transfer of Shares	17
13.	Compulsory Transfer of Shares	17

ALTERATION OF SHARE CAPITAL		21
14.	Power to Alter Capital	21

DIVIDENDS, OTHER DISTRIBUTIONS AND LEGAL RESERVE		21
15.	Dividends and Other Distributions	21
16.	Legal Reserve	23

MEETINGS OF SHAREHOLDERS		23
17.	General Meetings	23
18.	Record Date For Shareholder Notice; Voting	24
19.	Convening of General Meetings	24
20.	Participation by telephone or video conference	26
21.	Quorum at General Meetings	26
22.	Voting on Ordinary and Special Resolutions	26

- 3 | P a g e

23.	Instrument of Proxy	26
24.	Adjournment of General Meeting	27

DIRECTORS AND OFFICERS		28
25.	Number of Directors	28
26.	Election of Directors	28
27.	Classes of Directors	30
28.	Term of Office of Directors	30
29.	Removal of Directors	30
30.	Vacancy in the Office of Director	31
31.	Remuneration of Directors	31
32.	Directors to Manage Business	31
33.	Powers of the Board of Directors	32
34.	Interested Directors	34
35.	Competition and Corporate Opportunities	35
36.	Appointment of Chairman and Secretary	37
37.	Appointment, Duties and Remuneration of Officers	37
38.	Indemnification of Directors and Officers	37
39.	Binding Signatures	39

MEETINGS OF THE BOARD OF DIRECTORS		39
40.	Board Meetings	39
41.	Notice of Board Meetings	40
42.	Participation by telephone or video conference	40
43.	Quorum at Board Meetings	40
44.	Board to Continue in the Event of Vacancy	40
45.	Written Resolutions	40
46.	Validity of Acts of Directors	41

CORPORATE RECORDS		41
47.	Minutes of the Meetings of the Shareholders	41
48.	Minutes of the Meetings of the Board	41
49.	Place Where Corporate Records Kept	41
50.	Service of Notices	41

FINANCIAL YEAR		43
51.	Financial Year	43

AUDITOR		43
52.	Appointment of Auditor	43

VOLUNTARY WINDING-UP AND DISSOLUTION		44
53.	Winding-Up	44

- 4 | P a g e

CHANGES TO CONSTITUTION		45
54.	Changes to Articles	45
55.	Governing Law	45

Statuts coordonnés de Ardagh Metal Packaging S.A. - 5 | P a g e

INTERPRETATION

1.	Definitions

1.1           In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Acquiror has the meaning ascribed in Article 13.1;

Acquiror Expert has the meaning ascribed in Article 13.1;

Acquiror Purchase Price has the meaning ascribed in Article 13.2;

Act means the Luxembourg law of 10 August 1915 pertaining to commercial companies, as amended from time to time;

Affiliate means, with respect to a person, any person directly or indirectly Controlling, Controlled by or under common Control with such person;

Articles means these articles, as amended from time to time in accordance with Article 54;

Article 13 Notice has the meaning ascribed in Article 13.1;

Auditor means one or more independent auditors (réviseurs d’entreprises) appointed in accordance with these Articles and includes an individual, company or partnership;

Board means the board of directors appointed or elected from time to time pursuant to these Articles;

Chairman means the chairman of the Board;

Clear Days means, in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

Company means the company for which these Articles are approved and confirmed;

Compulsory Acquisition Notice has the meaning ascribed in Article 13.2;

Control means, with respect to any person, the possession, directly or indirectly, by another person of the power to direct or cause the direction of the management and policies of such first person, whether through the ownership of voting securities, by contract or otherwise;

Depository has the meaning ascribed in Article 11.4;

Director means a director of the Company;

Statuts coordonnés de Ardagh Metal Packaging S.A. - 6 | P a g e

EUR means the single currency of participating member states of the European Union and the lawful currency for the time being of Luxembourg;

Fair Market Value has the meaning ascribed in Article 8.6;

Indemnified Party has the meaning ascribed in Article 38.1;

Luxembourg has the meaning ascribed in Article 4.1;

New Shares has the meaning ascribed in Article 7.3;

Notice means written notice as further provided in these Articles unless otherwise specifically stated;

Notice of Objection has the meaning ascribed in Article 13.3;

Notice to the Company means written notice addressed to the Secretary or another officer identified by the Company to Shareholders from time to time, delivered to the registered office of the Company by hand or mail, or to the Company by facsimile or electronic mail (with customary proof of confirmation that such notice has been transmitted);

Officer means any person appointed as an officer of the Company by the Board, with such title, powers and duties as designated by resolution of the Board in accordance with Article 37;

Ordinary Resolution means a resolution adopted at an ordinary general meeting (including the annual general meeting) with the quorum set forth in Article 21.1 and the majority set forth in Article 22.1;

Ordinary Shares means the ordinary Shares of the Company with the rights and obligations set forth in the Articles;

Preferred Shares means the redeemable preferred shares of the Company without voting rights and with the rights and obligations set forth in the Articles;

Purchase Price has the meaning ascribed in Article 13.3;

Register of Shareholders means the register of shareholders referred to in these Articles;

Remaining Holder Expert has the meaning ascribed in Article 13.3;

Remaining Holders has the meaning ascribed in Article 13.1;

Remaining Shares has the meaning ascribed in Article 13.1;

Statuts coordonnés de Ardagh Metal Packaging S.A. - 7 | P a g e

Secretary means the person appointed as secretary of the Company by the Board, including any deputy or assistant secretary and any person appointed by the Board to perform any of the duties set forth in Article 34.2 and specifically entrusted by resolution to the Secretary;

Shares has the meaning ascribed in Article 6.1;

Share Capital in Issue means the sum of the aggregate par value of the issued Shares, taking into account ~~that~~ the respective par value of each Share ~~is EUR 0.01~~;

Shareholder means any person registered in the Register of Shareholders as the holder of ~~shares~~Shares in the Company;

Special Resolution means a resolution adopted at an extraordinary general meeting with the quorum set forth in Article 21.2 and the majority set forth in Article 22.2;

Subsidiary means an incorporated or unincorporated entity in which another person (a) has a majority of the shareholders’ or members’ voting rights or (b) has the right to appoint or remove a majority of the members of the administrative, management or supervisory body and is at the same time a shareholder in or member of such entity; and

Treasury Share means a Share that was or is treated as having been acquired and held by the Company and has been held (or is treated as having been held) continuously by the Company since it was so acquired and has not been cancelled.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the neuter gender include the masculine and feminine genders;

(c)	the word:

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(iii)	“including” shall be deemed to be followed by the words “without limitation”;

(d)           a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(e)           if the numbering of the articles within the Act is subsequently changed, reference to a given article of the Act in these Articles shall be deemed to be replaced by the new number;

(f)            the word “corporation” means a legal entity (personne morale); and

Statuts coordonnés de Ardagh Metal Packaging S.A. - 8 | P a g e

(g)           the word “person” means any individual, corporation, partnership, joint venture, limited liability company, trust or other incorporated or unincorporated organisation or any other entity, including a governmental entity or authority; and

(h)           unless otherwise provided herein, words or expressions used in these Articles and defined in the Act shall bear the same meaning in these Articles as in the Act.

1.3           In these Articles expressions referring to writings shall, unless inconsistent with the context, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4           Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

FORM, NAME, DURATION AND REGISTERED OFFICE

2.	Form and Name

The Company’s legal name is “Ardagh Metal Packaging S.A.” and it is a public limited liability company (société anonyme).

3.	Duration

The Company is incorporated for an unlimited duration.

4.	Registered Office

4.1           The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg (“Luxembourg”). It may be transferred within Luxembourg by a resolution of the Board, which may amend these Articles accordingly.

4.2           If the Board determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company. Such temporary measures will be taken by the Board and notified to the Shareholders.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 9 | P a g e

CORPORATE OBJECTS

5.	Corporate Objects

5.1           The corporate objects of the Company are to hold, directly or indirectly, equity or other interests in other persons, including its Subsidiaries, and take all actions as are necessary or useful to realise these objects.

5.2	The Company has the power to carry out the following actions:

(a)           the acquisition, holding, management and disposal, in any form, by any means, directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and non-Luxembourg companies, partnerships or other incorporated or non-incorporated entities;

(b)           the acquisition by purchase, subscription, assumption or in any other manner and the transfer by sale, exchange or in any other manner of equity securities, bonds, debentures, notes and other securities or financial instruments of any kind and contracts thereon or related thereto;

(c)           the ownership, administration, development and management of a portfolio of assets, including real estate assets and the assets referred to in paragraphs (a) and (b) of this Article 5.2;

(d)           the holding, acquisition, disposal, development, licensing or sublicensing, and management of, or the investment in, any patents or other intellectual property rights of any nature or origin as well as the rights deriving therefrom;

(e)           the issuance of debt and equity securities in any currency and in any form including by way of:

(i)	the issue of shares, notes, bonds, debentures or any other form of debt or equity security and in any manner, whether by way of private placement, public offering or otherwise; and

(ii)	borrowing from any third party, including banks, financial institutions, or other person whether or not affiliated with the Company;

(f)            to the extent permitted under Luxembourg law, the provision of any form of equity or debt funding or any other form of financial assistance in any currency and whether or not financed by any of the methods mentioned in paragraph (e) of this Article 5.2 and whether subordinated or unsubordinated, to any person including to the Company’s Subsidiaries, Affiliates and/or any other persons that may or may not be Shareholders or Affiliates of the Company;

Statuts coordonnés de Ardagh Metal Packaging S.A. - 10 | P a g e

(g)           the giving of guarantees (including up-stream and cross-stream) or the creation of any form of encumbrance or security over all or any of its assets to guarantee or secure its own obligations or those obligations and undertakings of any other companies or persons that may or may not be Shareholders or Affiliates, and, generally, for its own benefit and/or the benefit of any other persons that may or may not be Shareholders or Affiliates of the Company; and

(h)           taking any actions designed or intended to protect the Company against credit, currency exchange, interest rate or other risks.

5.3           The objects and powers described in this Article 5 are to be interpreted in their broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the foregoing objects or powers will be deemed to be within the scope of such objects or powers.

SHARES

6.	Share Capital

6.1           The authorised share capital of the Company is set at one billion Euro and zero Cents (EUR 1,000,000,000), divided into up to one hundred billion (100,000,000,000) shares~~, with a par value of one Euro cent (EUR 0.01) each~~ (the “Shares”) represented by Ordinary Shares and Preferred Shares.

6.2           The Share Capital in Issue of the Company amounts to [six million thirty-three thousand and eighty Euros and sixty Cents (EUR 6,033,080.60) represented by:

-	six hundred three million three hundred eight thousand and sixty (603,308,060) ~~shares.~~ Ordinary Shares][1] with a par value of one Euro cent (EUR 0.01) each and

-	nil (0) Preferred Shares with a par value of four Euros and forty-four Euro cents (EUR 4.44) each.

1 Note: amount of shares in issue at the time of the EGM to be updated to reflect the shares to be issued by the Board within the authorised share capital ahead of the EGM.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 11 | P a g e

6.3           The Company may issue additional ~~shares~~Shares in accordance with these Articles.

6.4           The Ordinary Shares are voting shares of the Company, each carrying one vote. The Preferred Shares are non-voting shares of the Company, except where mandatorily required by the Act, where each Preferred Share shall carry one vote irrespective of its nominal value.

6.5           All Preferred Shares are issued in the form of redeemable shares and are redeemable at the sole discretion of the Company at such date as decided by the Board. The holders of Preferred Shares have no right to request the redemption of their Preferred Shares. Without prejudice to the conditions set forth in the Act, the Preferred Shares will be redeemed pursuant to Article 8 and by serving a Notice (the “Purchase Notice”) to the owner of the Preferred Shares to be repurchased, specifying the Preferred Shares to be repurchased, the purchase price to be paid for such Preferred Shares and the place at which the purchase price in respect of such Preferred Shares is payable. Immediately after the close of business on the date specified in the Purchase Notice such holder shall cease to be the holder of the Preferred Shares specified in such Purchase Notice and its name shall be removed as the holder of such Preferred Shares from the Register of Shareholders. Any such holder will cease to have any right as a Shareholder with respect to the Preferred Shares to be repurchased as from the date specified in the Purchase Notice.

7.	Power to Issue Shares

7.1           Subject to the provisions of the Act, any Share may be issued either at par or at a premium and with such rights and/or restrictions, whether in respect of dividends, voting, return of capital, transferability or otherwise, as the Company may from time to time direct.

7.2           Any share premium created upon the issue of shares pursuant to Article 7.1 shall be available for repayment to the Shareholders, the payment of which shall be within the absolute discretion of the Board. Without limiting the foregoing, the Board is authorised to use any share premium for the purpose of making any share premium repayment to Shareholders or repurchasing Shares.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 12 | P a g e

7.3           (a) The Board is authorised for a period of five (5) years from 8 July ~~2021~~2022 to increase the Share Capital in Issue, once or more, (i) by the issue of new ~~shares~~Shares irrespective of their class with a par value of one Euro cent (EUR 0.01) for each Ordinary Share, and four Euros and forty-four Euro cents (EUR 4.44) for each Preferred Share (the “New Shares”), (ii) by granting options to subscribe for New Shares, (iii) by issuing any other instruments convertible into or repayable by or exchangeable for New Shares (whether provided in the terms at issue or subsequently provided), (iv) by issuing bonds with warrants or other rights to subscribe for New Shares attached, or (v) through the issue of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, New Shares, up to a maximum of the authorised but as yet unissued share capital of the Company to such persons and on such terms as the Board determines in its absolute discretion. The Board may set the subscription price for the New Shares so issued, as well as determining the form of consideration to be paid for any such New Shares which may include (A) cash, including the setting off of claims against the Company that are certain, due and payable, (B) payment in kind, and (C) reallocation of the share premium, profit reserves or other reserves of the Company. The Board is also authorised to issue New Shares free of charge within the limitations of Article 420-26 (6) of the Act.

(b) The Board is authorised to withdraw or limit the Luxembourg statutory preemption provisions upon the issuance of the New Shares pursuant to the authority conferred by Article 7.3.

7.4           The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of recording each share capital increase by way of notarial deed and amending the Articles to reflect the changes resulting from such share capital increases to the Share Capital In Issue.

8.	Power of the Company to Purchase or otherwise Acquire its own Shares

8.1           The Company may purchase, acquire or receive its own Shares for cancellation or to hold them as Treasury Shares within the limits, and subject to the conditions, set forth in the Act and other applicable laws and regulations. In relation to the Preferred Shares, the Board of Directors has full discretion to decide if and when the Preferred Shares should be redeemed.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 13 | P a g e

8.2           Pursuant to and in conformity with the provisions of Article 430-15 of the Act, and in conformity with all other applicable laws and regulations (including any rules and regulations of any stock market, exchange or securities settlement system on which the Ordinary Shares are traded, as may be applicable to the Company), the Company is authorised to purchase, acquire, receive and/or hold Shares, from time to time, provided that:

(a)           the Shares hereby authorised to be purchased shall all be fully paid-up issued Shares;

(b)           the maximum number of Shares purchased, acquired or received by the Company shall be such that the aggregate nominal value or the aggregate accounting par value of the Shares held by persons other than the Company does not fall below the minimum issued share capital prescribed by the Act;

(c)           the maximum price which may be paid for each Share shall not exceed the Fair Market Value (as defined in Article 8.6);

(d)           the minimum price which may be paid for each Share shall be the par value of the Share; and

(e)           the acquisitions, including the Shares previously acquired by the Company and held by it, and Shares acquired by a person acting in its own name but on the Company’s behalf,may not have the effect of reducing the net assets of the Company below the amount mentioned in paragraphs (1) and (2) of Article 461-2 of the Act.

8.3           The authority set forth in this Article 8 (unless previously revoked, varied or renewed by the general meeting) is granted for a period of five (5) years from and commencing on 8 July ~~2021~~2022.

8.4           The authority set forth in this Article 8 relates only to:

(a)           one or more market purchases (being a purchase of Shares by the Company of Shares offered for sale by any Shareholder on any stock exchange on which the Shares are traded), as the Board shall determine without such acquisition offer having to be made to all Shareholders; and

(b)           purchases effected in circumstances other than those referred to in Article 8.4(a), where an offer on the same terms has been made by the Company to all Shareholders in a similar situation, it being understood that holders of Preferred Shares shall not be deemed to be in a similar situation to holders of Ordinary Shares.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 14 | P a g e

8.5           The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of amending these Articles to reflect the changes resulting from the cancellation of any Shares repurchased in accordance with the terms of this Article 8, if such election is made to cancel the Shares.

8.6           For the purposes of this Article 8, “Fair Market Value” means, in respect of any Ordinary Share:

(a)           the actual price at which the Company effects a purchase of its own Shares pursuant to an announced open market repurchase program on the New York Stock Exchange or, if the Company’s Shares are not listed on the New York Stock Exchange, on such other securities exchange on which the Company’s shares are then listed or traded; or

(b)           in the case of any repurchase of Shares that is not effected pursuant to an announced open market repurchase program on the New York Stock Exchange or another securities exchange, the fair market value determined in good faith by an independent auditor (réviseur d'entreprises) appointed by the Board on the basis of such information and facts as available to, and deemed relevant by, the independent auditor;

and in respect of any Preferred Share,

(i) its nominal value plus the Delta and any New Delta (each as defined in article 15.3), if any, plus

(ii) its nominal value multiplied by 0.75% (zero point seventy-five per cent) multiplied by the number of months elapsed between the date of issuance of the Preferred Share and of its redemption (it being understood that a month will always be calculated in full irrespective of the effective day of issuance and redemption), plus

(iii) in case any Delta or New Delta exists with respect to any financial year, an amount equal to 9% (nine per cent) per year, calculated pro rata temporis on the Delta or New Delta, from the first day of the financial year following the existence of a Delta or New Delta and until the date of payment of such Delta or New Delta or to the redemption date (it being understood that a month will always be calculated in full irrespective of the effective day of the payment or redemption), less

(iv) the total amount of any dividend paid, if any, in relation to the Preferred Share since its issuance.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 15 | P a g e

8.7           Voting rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Shares and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company for determining the quorum and majority requirements of any general meeting. The aforementioned restrictions on voting rights shall apply to Shares issued by the Company and held by direct and indirect subsidiaries, in accordance with Article 430-23 of the Act.

9.	Suspension and/or Waiver of Voting Right; Voting by Incapacitated Holders

9.1           The Board may suspend the right to vote of any Shareholder if such Shareholder does not fulfil its obligations under these Articles or any deed of subscription or deed of commitment entered into by such Shareholder.

9.2           Any Shareholder may individually decide not to exercise, temporarily or definitively, such Shareholder’s right to vote all or any of such Shareholder’s shares. Any such Shareholder shall be bound by such waiver, which shall be enforceable by the Company from the date of the Company’s receipt of Notice from such Shareholder of such waiver.

9.3           If the voting rights of one or more Shareholders are suspended in accordance with this Article 9 or a Shareholder has temporarily or permanently waived such Shareholder’s voting right in accordance with this Article 9, such Shareholders shall receive Notice of and may attend any general meeting of Shareholders but the Shares with respect to which such Shareholder does not have, or has waived, voting rights in accordance with this Article 9 shall not be taken into account for determining whether the quorum and majority vote requirements are satisfied.

9.4           If an individual Shareholder is of unsound mind or an order has been made in respect of such Shareholder by any court having jurisdiction (whether in Luxembourg or elsewhere) in matters concerning mental disorder, such Shareholder’s committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote such Shareholder’s Shares, including by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the registered office of the Company or at such other place as is specified in accordance with these Articles for the deposit of proxies, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is exercised, failing which the right to vote shall not be exercised.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 16 | P a g e

10.	Statements of Share Ownership

At the request of a Shareholder, the Company shall issue a statement of share ownership evidencing the number of Shares registered in such Shareholder’s name in the Register of Shareholders on the date of such statement.

REGISTRATION OF SHARES

11.	Register of Shareholders

11.1         The Shares are and will remain in registered form (actions nominatives) and the Shareholders are not permitted to request the conversion of their shares into bearer form.

11.2         The Board shall cause to be kept a Register of Shareholders and shall enter therein the particulars required by the Act.

11.3         The Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such Share on the part of any other person.

11.4         Where Shares are recorded in the Register of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such system, or in the name of a professional depository of securities, or any other depository (such system, professional or other depository, being referred to as “Depository”) or of a sub-depository designated by one or more Depositories, the Company, subject to it having received from the Depository with which those Shares are kept in account satisfactory evidence of the underlying ownership of Shares by those persons and their authority to vote the Shares, will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at general meetings. A Notice may be given by the Company to the holders of Shares held through a Depository by giving such Notice to the Depository the name of which is listed in the Register of Shareholders in respect of the Shares, and any such Notice shall be regarded as proper Notice to all underlying holders of Shares. Notwithstanding the foregoing, the Company shall make payments, by way of dividends or otherwise, in cash, shares or other assets as permitted pursuant to these Articles, only to the Depository or sub-depository recorded in the Register of Shareholders or in accordance with its instructions, and such payment by the Company shall release the Company from any and all obligations in respect of such payment.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 17 | P a g e

11.5         In the case of joint holders of Shares, the Company shall treat the first named holder on the Register of Shareholders as having been appointed by the joint holders to receive all Notices and to give a binding receipt for any dividend(s) payable in respect of such Share(s) on behalf of all joint holders, without prejudice to the rights of the other holders to information as set out in the Act.

12.	Transfer of Shares

12.1         Any Shareholder may, subject to the provisions of the Act and the restrictions contained in these Articles, transfer all or any of such Shareholder’s Shares by written instrument of transfer; provided that shares listed or admitted to trading on a stock exchange may be transferred in accordance with the rules and regulations of such exchange.

13.	Compulsory Transfer of Ordinary Shares

13.1         If, at any time, a person is or becomes, directly or indirectly, the owner of seventy-five per cent (75%) or more of the number of ~~Share Capital In Issue~~Ordinary Shares in issue, such person (the “Acquiror”) may require the holders of the remaining Ordinary Shares in issue (such holders of Ordinary Shares, the “Remaining Holders” and such Ordinary Shares, the “Remaining Shares”) to sell such Remaining Shares to the Acquiror. The Acquiror shall exercise its right to acquire the Remaining Shares by giving Notice to the Company (an “Article 13 Notice”) that specifies: (a) the identity and contact details of the Acquiror, (b) if then determined, the price that the Acquiror will pay for the Remaining Shares (being the fair market value thereof as determined in accordance with this Article 13) and the identity of the independent investment banking firm of international reputation (the “Acquiror Expert”) engaged or that will be engaged by the Acquiror to determine the fair market value of the Remaining Shares; (c) the Acquiror’s sources of payment of the purchase price for the Remaining Shares (which payment must be in the form of cash), and evidence that the Acquiror has secured funds sufficient to make such payment; and (d) subject to this Article 13, any other conditions governing the purchase of the ~~the~~ Remaining Shares.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 18 | P a g e

13.2         Promptly (but, in any event, within fourteen (14) days) following receipt by the Company of an Article 13 Notice, the Company shall serve Notice on all the Remaining Holders (the “Compulsory Acquisition Notice”), setting forth (a) that the Acquiror has served an Article 13 Notice and outlining the consequences of such Article 13 Notice pursuant to this Article 13, (b) the name of the Acquiror Expert retained or to be retained by the Acquiror to determine the fair market value of the Remaining Shares, and (c) if the Acquiror has so notified the Company, the price determined by the Acquiror Expert as the fair market value of the Remaining Shares (the “Acquiror Purchase Price”). If the Acquiror Purchase Price has not been determined by the Acquiror Expert on the date of the delivery by the Acquiror of the Article 13 Notice, the Acquiror shall cause the Acquiror Expert to determine the Acquiror Purchase Price within twenty-one (21) days of such date, and shall promptly (but in any event within three (3) days) following such determination, give Notice to the Company thereof. The Company shall promptly thereafter serve Notice on all the Remaining Holders setting forth the Acquiror Purchase Price.

13.3         If Remaining Holders holding at least ten per cent 10% of the Remaining Shares object to the Acquiror Purchase Price, such Remaining Holders may provide Notice of such objection to the Acquiror (the “Notice of Objection”), with a copy to the Company, no later than ten (10) days after the date on which the Company notified the Remaining Holders of the Acquiror Purchase Price. If no Notice of Objection is provided to the Acquiror within such time period, the Acquiror Purchase Price shall be final and binding on the Acquiror and all the Remaining Holders and shall be the “Purchase Price” for purposes of this Article 13. The Acquiror and the objecting Remaining Holders may attempt to agree on the fair market value of the Remaining Shares, and any fair market value agreed by the Acquiror and Remaining Holders holding a majority of the Remaining Shares held by all objecting Remaining Holders shall be final and binding on the Acquiror and all the Remaining Holders and shall the “Purchase Price” for purposes of this Article 13. Failing agreement on such fair market value within fifteen (15) days of the date of the Notice of Objection, the objecting Remaining Holders may engage, at the expense of the Company, an investment banking firm of international reputation (the “Remaining Holder Expert”) to determine the fair market value of the Remaining Shares. The Remaining Holder Expert shall determine such fair market value within thirty-five (35) days of the date of the Notice of Objection. If the difference between the fair market value determined by the Remaining Holder Expert and the Acquiror Purchase Price is not more than ten percent (10%) of the higher valuation, the purchase price for the Remaining Shares shall be the average of the Acquiror Purchase Price and the fair market value determined by the Remaining Holder Expert. If the difference between the fair market value determined by the Remaining Holder Expert and the Acquiror Purchase Price is greater than ten percent (10%) of the higher valuation, the Acquiror Expert and the Remaining Holder Expert shall select and engage, at the expense of the Company, a third investment banking firm of international reputation to determine the fair market value of the Remaining Shares within sixty-five (65) days of the date of the Notice of Objection. The fair market value of the Remaining Shares shall be the average of the fair market value of the two (2) closest valuations of the three (3) investment banking firms, and such valuation shall be final and binding on the Acquiror and all the Remaining Holders (the fair market value as determined by the Acquiror Expert, as agreed by the Acquiror and the objecting Remaining Holders in accordance with the second sentence of this Article 13.3 or as determined by the investment banking firms in accordance with this Article 13.3, the “Purchase Price”). Subject to execution by the Acquiror Expert, the Remaining Holder Expert and the third investment banking firm of customary confidentiality agreements, the Company shall provide each of them with such financial and other information as they reasonably request to enable them to make their determinations under this Article 13; provided that all three (3) investment banking firms shall receive the same financial and other information. Promptly following the determination of the Purchase Price, the Company shall serve Notice on all the Remaining Holders setting forth the Purchase Price.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 19 | P a g e

13.4         Upon the service of the Compulsory Acquisition Notice, or, if later, the date on which the Remaining Holders are notified by the Company of the Purchase Price, subject to Article 13.5, each of the Remaining Holders shall be required to sell all of the Remaining Shares held by them to the Acquiror, and, subject to Article 13.4, Article 13.5 and the conditions set forth in the Article 13 Notice, the Acquiror shall be bound to acquire all of such Remaining Shares, for the Purchase Price, and, in furtherance thereof, pay to the Company at the closing of the sale and purchase of the Remaining Shares, for remittance to the Remaining Holders, the consideration to be paid by the Acquiror for all the Remaining Shares.

13.5         In selling its Remaining Shares to the Acquiror and accepting the Purchase Price therefor, each Remaining Holder shall represent (or be deemed by virtue of Article 13.7 to represent) to the Acquiror that (a) it has full right, title and interest to such Remaining Holder’s Remaining Shares, (b) has all necessary power and authority, and has taken all necessary actions to sell such Remaining Holder’s Remaining Shares to the Acquiror, and (c) such Remaining Holder’s Remaining Shares are free and clear of all liens or encumbrances except those imposed by applicable law or these Articles. Other than the foregoing representations, no Remaining Holder shall be required to (i) make any representations to the Acquiror in connection with the sale of its Remaining Shares under this Article 13, (ii) provide or otherwise grant any right to indemnification in favor of such Acquiror in connection with such sale or (iii) otherwise agree to be bound by any restrictive covenants in connection with such sale. If any Remaining Holder does not (or cannot) make any such representations, or the Acquiror determines before or after its acquisition of the Remaining Shares held by such Remaining Holder that such representations are incorrect, then the Acquiror may, at its option, determine not to acquire such Remaining Holder’s Remaining Shares or, if it has already acquired such shares, pursue any remedies it has against such Remaining Holder for breach of such representations, as applicable.

13.6         The closing of such sale and purchase shall occur as promptly as practicable after the service of the Compulsory Acquisition Notice or the determination of the Purchase Price (whichever is later); provided that no Remaining Holder shall be required to sell, and the Acquiror shall not be required to purchase, any Remaining Shares if such purchase or sale would violate any applicable law, regulation or order.

13.7         Upon the service of the Compulsory Acquisition Notice, the Company shall be required to take all such actions as may reasonably be requested by the Acquiror to enable it to implement the acquisition by it, and registration in the Register of Shareholders in its name (and/or those of its designee(s)), of all of the Remaining Shares on the terms and conditions set forth in this Article 13.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 20 | P a g e

13.8         In furtherance (but not in limitation) of the provisions of this Article 13, the Chairman for the time being (or some other person appointed by the Company for this purpose) shall be deemed to have been appointed attorney of each of the Remaining Holders with full power (and obligation, if so requested by the Acquiror) to execute, complete and deliver, in the name and on behalf of each Remaining Holder (a) a transfer in favor of the Acquiror and/or its designee(s) of all of the Remaining Shares held by such Remaining Holder against delivery to the Company of the Purchase Price for such Remaining Holder’s Remaining Shares and (b) subject to Article 13.4, such other closing documents and deliverables as the Acquiror may reasonably require so as to vest all rights and entitlements in or in respect of the shares held by such Remaining Holder in the Acquiror and/or its designee(s) (including a power of attorney in favor of the Acquiror and/or its designee(s) to vote and exercise all rights in respect of such shares pending the registration in the Register of Shareholders of the Acquiror and/or its designee(s) as the holder(s) of such shares).

13.9         The Acquiror, on delivery to the Company of the consideration to which the Remaining Holders are entitled in accordance with this Article 13, shall be deemed to have obtained a good discharge for such consideration and, on delivery of such consideration and execution and delivery of the closing documents required to be executed by the Acquiror to effect its purchase of the Remaining Shares, the Acquiror shall be entitled to require the Company to register its name (or that of its designee) in the Register of Shareholders as the holder by transfer of each of the Remaining Shares.

13.10       The Company shall, as soon as practicable after its receipt of the consideration for the Remaining Shares and the other closing documents and deliverables required to effect the transfer of such shares, deliver to each Remaining Holder the consideration to which such Remaining Holder is entitled in accordance with this Article 13 or, if in the opinion of the Board it is not reasonably practical to do so at such time, pay the same into a separate bank account, in the name of the Company and shall hold such consideration in trust for the applicable Remaining Holder until such time as the Board considers it appropriate to release such consideration.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 21 | P a g e

13.11      If, at the end of the one hundred and eightieth (180th) day after delivery by the Acquiror of the Article 13 Notice, the sale of all of the Remaining Shares has not been completed because of the failure of the Acquiror to take any action required to effect such sale within such time period, the Article 13 Notice shall be deemed null and void, the Acquiror shall no longer have the right (or obligation) to purchase the Remaining Shares under this Article 13, and each Remaining Holder and the Company shall be released from their obligations under this Article 13 in respect of the sale of the Remaining Shares.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1       The Company may from time to time by Special Resolution and subject to any greater quorum or majority requirements as may be provided for in the Act, increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its Share Capital In Issue in any manner permitted by the Act or these Articles; provided, that nothing herein shall affect or diminish the authority granted to the Board under Article 7 or Article 8.

14.2        If, following any alteration or reduction of the Share Capital In Issue, a Shareholder would receive a fraction of a Share, the Board may, subject to the Act, address such issue in such manner as it thinks fit, including by disregarding such fractional entitlement.

DIVIDENDS, OTHER DISTRIBUTIONS AND LEGAL RESERVE

15.	Dividends and Other Distributions

15.1        Subject to the provisions of the Act, the general meeting may declare dividends by Ordinary Resolution, but no dividend shall exceed the amount recommended by the Board.

15.2       The Board may, subject to these Articles and the terms and conditions provided for and under the Act, declare an interim dividend (acompte sur dividendes) if it determines that it is appropriate to pay such an interim dividend based on the amount of distributable reserves of the Company. Any such interim dividend will be paid to the Shareholders, in proportion to the number of Shares held by them, in the relevant class in respect of which the interim dividend is declared, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. Any interim dividends declared by the Board and paid during a financial year will be put to the Shareholders at the following general meeting to be declared as final. The Company shall not be required to pay interest with respect to any dividend or distribution declared by the Company, regardless of when or if paid.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 22 | P a g e

15.3        Each Preferred Share is entitled to an annual preferred dividend amounting to 9% (nine per cent) of its nominal value computed on the basis of a 360-day year comprised of twelve 30-day months (the “Annual Preferred Share Dividend”). The first pro rata Annual Preferred Share Dividend shall be calculated from the date of issuance of a Preferred Share (with the month of issuance being computed as a full month) until the end of the financial year of the date of issue, and all the subsequent Annual Preferred Share Dividend will be calculated per financial year of the Company. The entitlement to the Annual Preferred Share Dividend only becomes payable if and when such dividend is declared and then at such date as shall be determined by the Board of Directors in its discretion. If at the end of a financial year, the Annual Preferred Share Dividend has not been declared or paid in full, the difference between the Annual Preferred Share Dividend and the portion of the Annual Preferred Share Dividend effectively paid (the “Delta”) shall be rolled-over until the next financial year(s) but can also be deferred indefinitely by the Board of Directors in its sole discretion subject to articles 15.4, 8.6 and 6.5. The Delta shall be set at the Annual Preferred Share Dividend if no Annual Preferred Share Dividend is approved at any annual general meeting or otherwise paid by way of an interim dividend during a financial year. If any Delta exists at the beginning of a financial year, any payment made on the Preferred Share will first be applied in reimbursement of such Delta and if such Delta and the Annual Preferred Share Dividend of the relevant financial year are not paid in full on the last day of such financial year, the difference will constitute a new Delta (a “New Delta”) rolled-over to the next financial year.

15.4        No distributions may be made to the Ordinary Shareholder(s) during a financial year if there is any Delta or New Delta, or unless all the Preferred Shares are redeemed.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 23 | P a g e

15.5        Subject to applicable laws and regulations, in order for the Company to determine which Shareholders shall be entitled to receipt of any dividend, the Board may fix a record date, which record date will be the close of business (or such other time as the Board may determine) on the date determined by the Board. In the absence of a record date being fixed, the record date for determining Shareholders entitled to receipt of any dividend shall the close of business in Luxembourg on the day the dividend is declared.

~~15.3~~15.6       The Board may propose to the general meeting such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company.

~~15.4~~15.7       Any dividend or other payment to any particular Shareholder or Shareholders may be paid in such currency or currencies as may from time to time be determined by the Board and any such payment shall be made in accordance with such rules and regulations (including in relation to the conversion rate or rates) as may be determined by the Board in relation thereto.

~~15.5~~15.8       Any dividend or other payment which has remained unclaimed for five (5) years from the date the dividend or other payment became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment by the Board of any unclaimed dividend or other moneys payable in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

16.	Legal Reserve

The Company shall be required to allocate a sum of at least five per cent (5%) of its annual net profit to a legal reserve, until such time as the legal reserve amounts to ten per cent (10%) of the Share Capital in Issue. If and to the extent that this legal reserve falls below such ten per cent (10%) amount, the Company shall allocate a sum of at least five per cent (5%) of its annual net profit to restore the legal reserve to the minimum amount required by law.

MEETINGS OF SHAREHOLDERS

17.	General Meetings

17.1       An annual general meeting shall be held in each year (commencing in 2022) within six (6) months following the end of the financial year at the Company’s registered office or at such other place in Luxembourg as may be specified in the convening Notice.

17.2        For at least eight (8) days prior to the annual general meeting, each Shareholder may obtain a copy of the annual accounts of the Company for the preceding financial year at the registered office of the Company and inspect all documents of the Company required by the Act to be made available by the Company for their inspection.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 24 | P a g e

17.3        Other general meetings may be held at such place and time as may be specified in the respective convening Notices of the meeting whenever such a meeting is necessary.

18.	Record Date For Shareholder Notice; Voting.

18.1        In order for the Company to determine which Shareholders are entitled to Notice of or to vote at any meeting of Shareholders or any adjournment thereof, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days before the date of such meeting. If the Board does not fix a record date, the record date for determining Shareholders entitled to Notice of or to vote at a meeting of Shareholders shall be at the close of business in Luxembourg on the day that is not a Saturday, Sunday or Luxembourg public holiday next preceding the day on which Notice is given.

18.2       A determination of Shareholders of record entitled to Notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may, acting in its sole discretion, fix a new record date for the adjourned meeting.

19.	Convening of General Meetings

19.1       The Board may convene a general meeting whenever in its judgment such a meeting is necessary. The Board may delegate its authority to call the general meeting to the Chairman or any committee of the Board or to one or more board members by resolution. The convening notice for every general meeting shall contain the agenda, be communicated to Shareholders in accordance with the provisions of the Act on at least eight (8) Clear Days’ Notice, unless otherwise provided in the Act, and specify the time and place of the meeting and the general nature of the business to be transacted. The convening notice need not bear the signature of any Director or Officer of the Company.

19.2       The Board shall convene a general meeting within a period of one (1) month upon Notice to the Company from Shareholders representing at least ten per cent (10%) of the Share Capital in Issue on the date of such Notice. In addition, one or more Shareholders that together hold at least ten per cent (10%) of the Share Capital in Issue on the date of the Notice to the Company may require that the Company include on the agenda of such general meeting one or more additional items. Such Notice to the Company shall be sent at least five (5) Clear Days prior to the holding of such general meeting. The rights of Shareholders under this Article 19.2 to require that a general meeting be convened or an item be included on the agenda for a general meeting shall be subject to compliance by such Shareholders with Article 19.3.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 25 | P a g e

19.3       To be in proper form for purposes of the actions to be taken pursuant to Article 19.2, the Notice to the Company given pursuant to Article 19.2 must set forth as to each Shareholder(s) requesting the general meeting or the addition of an item to the agenda for a general meeting: (a) a brief description of, as applicable, the purpose of the general meeting or the business desired to be brought before the general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment) and the reasons for conducting such business at the general meeting; (b) the name and record address of such Shareholder(s) and the name and address of the beneficial owner, if any, on behalf of which the business is being proposed; (c) the class or series and number of Shares which are registered in the name of or beneficially owned by such Shareholder(s) or beneficial owner (including any shares as to which such Shareholder(s) or beneficial owner has a right to acquire ownership at any time in the future); (d) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Shareholder(s) or beneficial owner, the purpose or effect of which is to give such Shareholder(s) or beneficial owner economic risk similar to ownership of Shares; and (e) a description of all agreements, arrangements, understandings or relationships between such Shareholder(s) or beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder(s) and any material interest of such Shareholder(s) or beneficial owner in such business.

19.4        No business may be transacted at a general meeting, other than business that is properly brought before the general meeting by or at the direction of the Board, including upon the request of any Shareholder or Shareholders in accordance with the Act or these Articles. Except as otherwise provided by law, the chairman of the general meeting at which the business proposed by a Shareholder is to be transacted shall have the power and duty to determine whether such Shareholder has complied with this Article 19 in proposing such business, and if any such proposal was not made in accordance with this Article 19, to declare that such proposed business shall not be transacted.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 26 | P a g e

20.	Participation by telephone or video conference

The Board may organise participation of the Shareholders in general meetings by telephone or video conference and participation in such a meeting shall constitute presence in person at such meeting. The participation in a meeting by these means is deemed equivalent to a participation in person at the general meeting.

21.	Quorum at General Meetings

21.1        At any ordinary general meeting (including the annual general meeting) the holders of in excess of one-third (1/3) of the Share Capital in Issue present in person or by proxy shall form a quorum for the transaction of business.

21.2        At any extraordinary general meeting the holders of in excess of one half (1/2) of the Share Capital in Issue present in person or by proxy shall form a quorum for the transaction of business.

22.	Voting on Ordinary and Special Resolutions

22.1        Subject to the Act, any question proposed for the consideration of the Shareholders at any ordinary general meeting shall be decided by the affirmative votes of a simple majority of the votes validly cast on such resolution by Shareholders entitled to vote in accordance with these Articles and in the case of an equality of votes the resolution shall fail.

22.2        Subject to the Act, any question proposed for the consideration of the Shareholders at any extraordinary general meeting shall be decided by the affirmative votes of at least two-thirds (2/3) of the votes validly cast on such resolution by Shareholders entitled to vote in accordance with these Articles.

22.3        For the avoidance of doubt, votes validly cast shall not include votes attaching to Shares in respect of which the Shareholder has not taken part in the vote or has abstained or has returned a blank or invalid vote.

23.	Instrument of Proxy

23.1        A Shareholder may appoint a proxy by an instrument in writing in such form as the Board may approve from time to time and make available to Shareholders to represent such Shareholder at the general meetings of Shareholders.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 27 | P a g e

23.2       The Shareholders may vote in writing (by way of a voting form provided by the Company) on resolutions submitted to the general meeting, provided that the voting form includes (a) the name, first name, address and the signature of the relevant Shareholder, (b) the indication of the shares for which the Shareholder will exercise such right, (c) the agenda as set forth in the convening Notice and (d) the voting instructions (approval, refusal, abstention) for each point of the agenda.

23.3       The appointment of a proxy or submission of a completed voting form must be received by the Company no later than forty-eight (48) hours prior to the scheduled meeting date (or such other time as may be determined by the Company and notified in writing to the Shareholders) at the registered office or at such other place or in such manner as is specified in the Notice convening the meeting or in any instrument of proxy or voting form sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy or the submission of a voting form which is not received in the manner so permitted shall be invalid.

23.4        A Shareholder that is the holder of two (2) or more shares may appoint more than one (1) proxy to represent such Shareholder and vote on its behalf in respect of different shares.

23.5       The decision of the chairman of any general meeting as to the validity of any appointment of a proxy or any voting form shall be final.

24.	Adjournment of General Meeting

24.1       The chairman of a general meeting is entitled, at the request or with the authorisation of the Board, to adjourn a general meeting, while in session, for four (4) weeks. The chairman shall so adjourn the meeting at the request of one or more Shareholders representing at least one tenth (1/10) of the Share Capital in Issue. No general meeting may be adjourned more than once. Any adjournment of a general meeting shall cancel any resolution passed at such meeting prior to such adjournment.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 28 | P a g e

24.2        Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, which date, place and time will be publicly announced by the Company, Notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote at the meeting in accordance with these Articles. No business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.

DIRECTORS AND OFFICERS

25.	Number of Directors

The Board shall consist of no fewer than three (3) Directors and no more than fifteen (15) Directors, with the number of Directors within that range being determined by the Board from time to time. Notwithstanding the foregoing, for so long as the Company has one Shareholder, the Board may consist of one Director or such other number of Directors as determined by such Shareholder.

26.	Election of Directors

26.1       The Board or one or more Shareholders that together hold at least ten per cent (10%) of the Share Capital in Issue on the date of the Notice to the Company may nominate any person for election as a Director. Where any person, other than a person proposed for re- election or election as a Director by the Board, is to be nominated for election as a Director, Notice to the Company, complying with the requirements of this Article 26.1, must be given of the intention to nominate such person. Where a person is nominated for election as a Director other than by the Board:

(a)          such Notice to the Company must set forth: (i) in respect of each person whom the Shareholder proposes to nominate for election as a Director, (A) the name, age, business address and residence address of each such person, (B) the principal occupation or employment of each such person, (C) the class or series and number of Shares owned beneficially or of record by each such person and (D) any other information relating to each such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of each such person to serve as a Director; (ii) the name and record address of each Shareholder giving the Notice and the name and address of the beneficial owner, if any, on behalf of which the person is being nominated; and (iii) the class or series and number of Shares which are registered in the name of or beneficially owned by such Shareholder or beneficial owner (including any shares as to which any such Shareholder or beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Shareholder or beneficial owner, the purpose or effect of which is to give such Shareholder or beneficial owner economic risk similar to ownership of Shares; and (v) a description of all agreements, arrangements, understandings or relationships between such Shareholder or beneficial owner and any other person or persons (including their names) in connection with the proposed nomination by such Shareholder and any material relationship between such Shareholder or beneficial owner and the person proposed to be nominated for election; and

Statuts coordonnés de Ardagh Metal Packaging S.A. - 29 | P a g e

(b)          such Notice must be accompanied by a written consent of each person whom the Shareholder proposes to nominate for election as a Director to being named as a nominee and to serve as a Director if elected.

26.2        Except as otherwise provided by law, the chairman of the general meeting at which Directors are to be elected shall have the power and duty to determine whether a proposal to elect Directors made by a Shareholder was made in accordance with this Article 26, and if any such proposal was not made in accordance with this Article 26, to declare that such proposal shall be disregarded.

26.3        Except in the case of a vacancy in the office of Director filled by the Board, as provided for in Article 30, the Company may elect Directors by Ordinary Resolution. In a contested election where the number of persons validly proposed for election or re-election to the Board exceeds the number of seats to be filled on the Board at the applicable general meeting, Directors shall be elected by the votes cast by Shareholders present in person or by proxy at such meeting, such that the persons receiving the most affirmative votes (up to the number of Directors to be elected) shall be elected as Directors at such general meeting, and the affirmative vote of a simple majority of the votes cast by Shareholders present in person or by proxy at such meeting shall not be required to elect Directors in such circumstance. No Shareholder shall be entitled to cumulate its vote in such circumstance, but may only cast a vote for or against each candidate for each Share it owns.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 30 | P a g e

27.	Classes of Directors

The Directors shall be divided into three (3) classes designated Class I, Class II and Class III. The Board shall designate the Directors who will initially serve in each of Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third (1/3) of the total number of Directors constituting the entire Board.

28.	Term of Office of Directors

At the first general meeting which is held after the date of adoption of these Articles for the purpose of electing Directors, the Class I Directors shall be elected for an one (1) year term of office, the Class II Directors shall be elected for a two (2) year term of office and the Class III Directors shall be elected for a three (3) year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three (3) year term of office. If the number of Directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of Directors in each class as near to equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his or her term expires, subject to his or her office being vacated pursuant to Article 30.

29.	Removal of Directors

29.1        The mandate of any Director may be terminated, at any time and with or without cause, by the general meeting of Shareholders by means of an Ordinary Resolution in favour of such termination.

29.2        If a Director is removed from the Board under Article 29.1, the Shareholders may by means of an Ordinary Resolution fill the vacancy at the meeting at which such Director is removed, provided that any nominee for the vacancy who is proposed by Shareholders shall be proposed in accordance with Article 26.1.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 31 | P a g e

30.	Vacancy in the Office of Director

30.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his or her creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his or her office by Notice to the Company.

30.2       The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring for any reason other than where the appointment of a Director to fill a vacancy has been made by the Shareholders in accordance with Article 29.2. A Director so appointed shall be appointed to the class of Directors that the Director he or she is replacing belonged to, provided that such Director shall hold office only until ratification by the Shareholders of his or her appointment at the next following general meeting and, if such general meeting does not ratify the appointment, such Director shall vacate his or her office at the conclusion thereof.

31.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Board subject to ratification by Shareholders at a general meeting of Shareholders. Such remuneration shall be deemed to accrue from day to day. Any Director who holds an executive office (including for this purpose the office of Chairman) or who serves on any Board committee, or who otherwise performs services that in the opinion of the Board are outside the scope of the ordinary duties of a director, may be paid such additional remuneration for such additional services as the Board may determine. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings or general meetings, or in connection with the business of the Company or their duties as Directors generally.

32.	Directors to Manage Business

The business of the Company shall be managed and conducted by or under the direction of the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in a general meeting.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 32 | P a g e

33.	Powers of the Board of Directors

Without limiting the powers of the Board as described in Article 32, the Board shall represent and bind the Company vis-à-vis third parties and may:

(a)           appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)          exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may authorise the issuance by the Company of debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)           appoint one or more persons to the office of chief executive officer of the Company, who shall, subject to the Control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)           appoint a person to act as manager of the Company’s day-to-day business (délégué à la gestion journalière) and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the management and conduct of such daily management and affairs of the Company;

(e)           by power of attorney, appoint any one or more persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)           delegate any of its powers (including the power to sub-delegate) to one or more committees of one or more persons appointed by the Board which may consist partly of non- Directors, provided that every such committee shall consist of a majority of the Directors and shall conform to such directions as the Board shall impose on them, and the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

Statuts coordonnés de Ardagh Metal Packaging S.A. - 33 | P a g e

(g)          delegate any of its powers (including the power to sub-delegate) to any person(s) on such terms and in such manner as the Board may see fit (not exceeding those vested in or exercisable by the Board);

(h)          present any petition and make any application in connection with the liquidation or reorganisation of the Company, take any action, both as plaintiff and as defendant before any court, obtain any judgments, decrees, decisions, awards and proceed therewith to execution, acquiesce in settlement, compound and compromise any claim in any manner determined by the Board to be in the interest of the Company;

(i)           in connection with the issue of any Share, pay such commission and brokerage as may be permitted by law;

(j)           subject to the provisions of Article 31, provide benefits, whether by way of pensions, gratuities or otherwise, for any Director, former Director or other officer or former officer of the Company or to any person who holds or has held any employment with the Company or any of its Subsidiaries or associated companies or any predecessor of the Company or of any such Subsidiary or associated company and to any member of his or her family or any person who is or was dependent on him or her, and may set up, establish, support, alter, maintain and continue any scheme for providing all or any such benefits, and for such purposes any Director may be, become or remain a member of, or rejoin, any scheme and receive or retain for his or her own benefit all benefits to which such Director may be or become entitled thereunder, and the Board may authorise the payment out of the funds of the Company of any premiums, contributions or sums payable by the Company under the provisions of any such scheme in respect of any of the persons described in this Article 33(j); and

(k)           authorise any person or persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 34 | P a g e

34.	Interested Directors

34.1         No contract or transaction between the Company and one or more of its Directors, or between the Company and any other person in which its Director has a direct or indirect financial interest conflicting with that of the Company, shall be void or voidable solely for this reason, or solely because the Director is present at the meeting of the Board or Board committee that authorizes the contract or transaction so long as the provisions of this Article 34 are observed.

34.2        If a Director has a direct or indirect financial interest in any contract or transaction to which the Company will be party, such interested Director shall advise the Board thereof, cause a record of his or her statement to be included in the minutes of the meeting, and may not take part in the deliberations of the Board or any Board committee with respect to such contract or transaction.

34.3        If one or more Directors are prevented from participating in the deliberations of the Board or of a Board committee by reasons of a direct or indirect financial interest in a contract or transaction, the required quorum for the deliberations on the relevant item will be two (2) non-conflicted Directors present in person at the meeting and the required vote for decisions on such item to be approved by the Board or the Board committee will be the majority of the non-conflicted Directors or the majority of the non-conflicted members of the Board committee, in each case, present in person (or by representation in accordance with Article 40.2) at the meeting; provided that, if there are only two non-conflicted Directors, the affirmative vote of both will be required. To the extent the quorum cannot be reached at the level of a Board committee, the decision shall be referred by the Board committee to the Board.To the extent the quorum cannot be reached at the level of the Board, the Board may decide to refer the decision on such item to the general meeting of Shareholders to be approved by means of an Ordinary Resolution. If the Board consists of one Director in accordance with the provisions of Article 25, and such Director is a conflicted Director, the decision shall be referred by this Director to the general meeting of Shareholders to be approved by means of an Ordinary Resolution.

34.4       The provisions of this Article 34 shall not apply to any contract or transaction that is within the ordinary course of business of the Company or its Subsidiaries and is entered into on an arms’ length basis under market conditions.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 35 | P a g e

35.	Competition and Corporate Opportunities

35.1         In recognition and anticipation that members of the Board who are not employees of the Company (the “Non-Employee Directors”) and their respective Affiliates and Affiliated Entities may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, engages, the provisions of this Article 35 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its Directors and Officers in connection therewith.

35.2         For purposes of this Article 35 (a) “Affiliate” means, in respect of each (i) Non- Employee Director, any person that, directly or indirectly, is Controlled by such Non-Employee Director (other than the Company and any entity that is Controlled by the Company), and (ii) in respect of the Company, any person that, directly or indirectly, is Controlled by the Company; and (b) “Affiliated Entity” means (i) any person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Company and any person that is Controlled by the Company), (ii) any direct or indirect partner, shareholder, member, manager or other representative of such person or (iii) any affiliate of any of the foregoing.

35.3         No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities (such persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its Shareholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 36 | P a g e

35.4        To the fullest extent permitted by law, the Company, on behalf of itself and its Affiliates, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Article 35.5. Subject to Article 35.5, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its Shareholders or to any Affiliate of the Company for breach of any fiduciary duty as a shareholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person.

35.5        The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Company) if such opportunity is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company, and the provisions of Article 35.4 shall not apply to any such corporate opportunity.

35.6        In addition to and notwithstanding the foregoing provisions of this Article 35, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company or any of its Affiliates if it is a business opportunity that (a) the Company or its Affiliates are unable, financially or legally, or not contractually permitted to undertake, (b) from its nature, is not in the line of the Company’s or its Affiliates’ business or is of no practical advantage to the Company or its Affiliates or (c) is one in which the Company or its Affiliates has no interest or reasonable expectancy.

35.7       To the fullest extent permitted by applicable law, any person purchasing or otherwise acquiring any interest in any Shares shall be deemed to have Notice of and to have consented to the provisions of this Article 35.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 37 | P a g e

36.	Appointment of Chairman and Secretary

36.1         A Chairman may be appointed by the Board from among its members from time to time for such term as the Board deems fit. Unless otherwise determined by the Board, the Chairman shall preside at all meetings of the Board and of the Shareholders. In the absence of the Chairman from any meeting of the Board or of the Shareholders, the Board shall designate an alternative person to serve as the chairman of such meeting.

36.2         A Secretary may be appointed by the Board from time to time for such term as the Board deems fit. The Secretary need not be a Director and shall be responsible for (a) sending convening Notices of general meetings as per the instruction of the Board, (b) calling Board meetings as per the instruction of the Chairman, (c) keeping the minutes of the meetings of the Board and of the Shareholders and (d) any other duties entrusted from time to time to the Secretary by the Board.

37.	Appointment, Duties and Remuneration of Officers

37.1       The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

37.2       The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be designated by resolution of the Board from time to time.

37.3	The Officers shall receive such remuneration as the Board may determine.

38.	Indemnification of Directors and Officers

38.1       The Directors, Chairman, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in their capacities as such or, at the request of the Company, as a director, officer, employee or agent of another person, including any Subsidiary of the Company, or as the liquidator or trustee (if any) for the Company or any Subsidiary thereof, and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each, an “Indemnified Party”), shall, to the extent possible under applicable law, be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses which any of them incur or sustain by or by reason of any act performed or omitted to be performed by any Director, Chairman, Secretary or Officer in their capacities as such or in the other capacities described above, and, to the extent possible under applicable law, no Director, Chairman, Secretary or Officer shall be liable for the actions, omissions or defaults of any other Indemnified Party, or for the actions of any advisors to the Company or any other persons, including financial institutions, with which any moneys or assets belonging to the Company are lodged or deposited for safe custody, or for insufficiency or deficiency of any security received by the Company in respect of any of its moneys or assets, or for any other loss, misfortune or damage which may happen in the course of their serving as a Director, Chairman, Secretary or Officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another person, including any Subsidiary of the Company, or as the liquidator or trustee (if any) for the Company or any Subsidiary thereof, or in connection therewith, provided that these indemnity and exculpation provisions shall not extend to any matter in respect of any fraud or dishonesty, gross negligence, wilful misconduct or action giving rise to criminal liability in relation to the Company which may attach to any of the indemnified parties. Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director, Chairman, Secretary or Officer on account of any action taken by such person, or the failure of such person to take any action in the performance of his or her duties with or for the Company or, at the request of the Company, any other person, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty, gross negligence, wilful misconduct or action giving rise to criminal liability in relation to the Company which may attach to such person.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 38 | P a g e

38.2        The Company may, to the extent possible under applicable law, purchase and maintain insurance for the benefit of any Director or Officer against any liability (to the extent permitted by law) incurred by him or her under the Act in his or her capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any Subsidiary thereof.

38.3        The Company may, to the extent possible under applicable law, advance moneys to an Indemnified Party for the costs, charges and expenses incurred by such Indemnified Party in defending any civil or criminal proceedings against such person, on condition that such Indemnified Party shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against such person.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 39 | P a g e

38.4       The rights conferred on indemnified parties under this Article 38 are contract rights, and any right to indemnification or advancement of expenses under this Article 38 shall not be eliminated or impaired by an amendment to these Articles after the occurrence of the act or omission with respect to which indemnification or advancement of expenses is sought.

38.5       The Company is authorised to enter into agreements with any Indemnified Party providing indemnification or advance of expenses rights to any such person, to the extent possible under applicable law.

39.	Binding Signatures

Towards third parties, the Company is in all circumstances committed either by the joint signatures of any two (2) Directors irrespective of their class or by the sole signature of the delegate of the Board acting within the limits of his or her powers.

MEETINGS OF THE BOARD OF DIRECTORS

40.	Board Meetings

40.1       The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Each Director shall have one (1) vote, and a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes, the resolution shall fail and the Chairman of the meeting shall not have a casting vote.

40.2        Each Director present at a meeting of the Board shall, in addition to his or her own vote, be entitled to one (1) vote in respect of each other Director not present at the meeting who shall have authorised such Director in respect of such meeting to vote for such other Director in the absence of such other Director.

40.3        Any such authority may relate generally to all meetings of the Board or to any specified meeting or meetings and must be in writing and may be sent by mail, facsimile or electronic mail (with customary proof of confirmation that such Notice has been transmitted) or any other means of communication approved by the Board and may bear a printed or facsimile signature of the Director giving such authority. The authority must be delivered to the Company for filing prior to or must be produced at the meeting at which a vote is to be cast pursuant thereto.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 40 | P a g e

41.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time convene a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by mail or facsimile or electronic mail (with customary proof of confirmation that such Notice has been transmitted) at such Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

42.	Participation by telephone or video conference

Directors may participate in any meeting by video conference or by such telephonic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously, and such participation in a meeting shall constitute presence in person at such meeting.

43.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two (2) Directors present in person. If the Board consists of one Director in accordance with the provisions of Article 25, the quorum shall be one Director.

44.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number, provided that, if the number of Directors is less than the number fixed by the Act as the minimum number of directors, the continuing Director(s) shall, on behalf of the Board, summon a general meeting for the purpose of appointing new Directors to fill the vacancies or for the purpose of adopting any measures within the competence of the general meeting.

45.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 41 | P a g e

46.	Validity of Acts of Directors

All actions taken at any meeting of the Board or by any Director, notwithstanding that it is subsequently discovered that there was a defect in the appointment of a Director or that a Director was disqualified from holding office or had vacated office, shall be as valid as if such Director had been duly appointed, was qualified or had continued to be a Director and had been entitled to take any such action.

CORPORATE RECORDS

47.	Minutes of the Meetings of the Shareholders

47.1	The minutes of general meetings of Shareholders shall be drawn up and shall be signed by the Chairman of the general meeting.

47.2	Copies of or extracts from the minutes of the general meeting of Shareholders may be certified by the Chairman or the Secretary.

48.	Minutes of the Meetings of the Board

The minutes of any meeting of the Board, or extracts thereof, shall be signed by the Chairman or any Director who participated in the meeting.

49.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Articles shall be kept by the Secretary at the registered office of the Company.

50.	Service of Notices

50.1         A Notice (including a Notice convening a general meeting) or any other document to be served or delivered by the Company to Shareholders pursuant to these Articles may be served on or delivered to any Shareholder by the Company:

(a)           by hand delivery to such Shareholder or its authorised agent (and in the case of a Notice convening a general meeting, only if such Shareholder has individually agreed to receive Notice in such manner);

Statuts coordonnés de Ardagh Metal Packaging S.A. - 42 | P a g e

(b)           by mailing such Notice or document to such Shareholder at its address as recorded in the Register of Shareholders (and in the case of a Notice convening a general meeting, only if such Shareholder has individually agreed to receive Notice in such manner);

(c)           by facsimile telecommunication, when directed to a number at which such Shareholder has individually consented in writing to receive Notices or documents from the Company (including a Notice convening a general meeting);

(d)           by electronic mail, when directed to an electronic mail address at which such Shareholder has individually consented in writing to receive Notice or documents from the Company (including a Notice convening a general meeting); or

(e)           by registered letter to such Shareholder at its address as recorded in the Register of Shareholders in respect of a Notice convening a general meeting in circumstances where a Shareholder has not individually consented to receiving Notice by other means of communication.

50.2        Where a Notice or document is served or delivered pursuant to Article 50.1(a), the service or delivery thereof shall be deemed to have been affected at the time such Notice or document was delivered to the Shareholder or its authorised agent.

50.3         Where a Notice or document is served or delivered pursuant to Article 50.1(b), service or delivery thereof shall be deemed to have been affected at the expiration of forty-eight (48) hours after such Notice or document was mailed. In proving service or delivery it shall be sufficient to prove that the envelope containing such Notice or document was properly addressed, stamped and mailed.

50.4        Where a Notice or document is served or delivered pursuant to Article 50.1(c) or Article 50.1(d), service or delivery thereof shall be deemed to be affected at the time the facsimile or electronic mail was sent, as evidenced by the records of the Company generated at such time and available to the recipient of such electronically transmitted Notice or document upon its request.

50.5         Without prejudice to the provisions of Articles 50.1(b) and 50.3, if at any time by reason of the suspension or curtailment of postal services within Luxembourg, the Company is unable to convene a general meeting by Notices sent through the mail, a general meeting may be convened by a Notice advertised in at least one (1) leading national daily newspaper in Luxembourg, filed with the register of commerce and companies and published on the Recueil Electronique des Sociétés et Associations at least fifteen (15) days before the affected general meeting. In such case, such Notice shall be deemed to have been duly served on all Shareholders entitled thereto at noon on the day on which such advertisement shall appear. In any such case the Company shall send, from Luxembourg or elsewhere (as the Board in its opinion considers practical), confirmatory copies of the Notice convening the general meeting at least eight (8) days before the meeting by mail (or by facsimile or electronic mail in the case of Shareholders that have consented in writing to receive Notices by facsimile or electronic mail as described in Article 50.1(c) and Article 50.1(d)) to those Shareholders the registered addresses of which are outside Luxembourg or are in areas of Luxembourg unaffected by such suspension or curtailment of postal services. If at least eight (8) days prior to the time appointed for the holding of the general meeting, the mailing of Notices to Shareholders in Luxembourg, or any part thereof that was previously affected, has again (in the opinion of the Board) become practical, to the extent such Shareholders have not received Notices convening such meeting by facsimile or electronic mail, the Company shall send confirmatory copies of the Notice by mail to such Shareholders. The accidental omission to give any such confirmatory copy of a Notice of a general meeting to, or the non-receipt of any such confirmatory copy by, any Shareholder (whether by mail or, if applicable, facsimile or electronic mail) shall not invalidate the proceedings at such general meeting, and no proof need be given that this formality has been complied with.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 43 | P a g e

50.6        Notwithstanding anything contained in this Article 50, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Luxembourg.

FINANCIAL YEAR

51.	Financial Year

The first full financial year of the Company shall begin on 1 January and all financial years of the Company shall end on 31 December in each year.

AUDITOR

52.	Appointment of Auditor

52.1       The operations of the Company shall be supervised by one or several approved statutory auditors (réviseur(s) d'entreprises agréé) as applicable.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 44 | P a g e

52.2        Subject to the Act, the Shareholders shall appoint the auditor(s) selected by the audit committee of the Company to hold office for such term as the Shareholders deem fit but not exceeding six (6) years or until a successor is appointed. The auditor shall be eligible for re-appointment.

52.3       The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

VOLUNTARY WINDING-UP AND DISSOLUTION

53.	Winding-Up

53.1       The Company may be dissolved at any time by the Shareholders by means of a Special Resolution. In the event of dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting, which shall determine the powers and remuneration of such liquidators.

53.2        If the Company shall be dissolved and the assets available for distribution among the Shareholders shall be insufficient to repay the total paid up share capital of the Shares, such assets shall be (a) first distributed to the ~~Shareholders~~holder(s) of Preferred Shares which will first, and in priority to any entitlement of the Ordinary Shareholder(s), be entitled to an amount equal to their redemption value as calculated in accordance with Article 8.6 (b) then distributed to the holders of Ordinary Shares in proportion to the number of Ordinary Shares held by them, without regard to the par value of their Shares. If in a dissolution the assets available for distribution among the Shareholders shall be more than sufficient to repay the total paid up share capital of Shares at the commencement of the dissolution, the excess shall be distributed among the Shareholders in proportion to the number of Shares held by them at the commencement of the dissolution, without regard to the par value of their Shares.

53.3       The liquidator may, with the sanction of the Shareholders by means of an Ordinary Resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided as aforesaid and, subject to these Articles and the rights attaching to each Share, may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The determinations of the liquidator in respect of the distributions described in Article 53.2 and this Article 53.3 shall be final.

Statuts coordonnés de Ardagh Metal Packaging S.A. - 45 | P a g e

CHANGES TO CONSTITUTION

54.	Changes to Articles

54.1          No Article may be rescinded, altered or amended and no new Article may be made save in accordance with the Act and until it has been approved by the Shareholders by means of a Special Resolution or approved by the Board in accordance with these Articles.

55.	Governing Law

55.1          All matters not governed by these Articles shall be determined in accordance with the laws of Luxembourg.

55.2          Notwithstanding anything contained in these Articles, the provisions of these Articles are subject to any applicable law and legislation, including the Act, except where these Articles contain provisions which are stricter than those required pursuant to any applicable law and legislation, including the Act.

55.3          Should any clause of these Articles be declared null and void, this shall not affect the validity of the other clauses of these Articles.

55.4          In the case of any divergences between the English and the French text, the English text will prevail.

1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03NMQD + + q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2022 Extraordinary General Meeting Proxy Card Proposals – The Board of Directors recommends a vote FOR Proposals 1 - 3 of the Extraordinary General Meeting. A For Against Abstain For Against Abstain For Against Abstain 1. Restructuring of the share capital of the Company to rename the shares in issue as Ordinary Shares; creation of a new class of redeemable preferred shares (the “Preferred Shares”), with the rights set out in the Articles of Association (as amended by the present and the following resolutions); and amendment of articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association in this respect as per the proposed amendments to the Articles of Association (subject to approval of the following resolutions), also included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company. 3. Renewal and extension of the authorization granted to the Board of Directors to purchase, acquire or receive the Company’s own shares for cancellation or hold them as treasury shares during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment of article 8 of the Articles of Association accordingly. 2. Renewal and extension of the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right, during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment of article 7.3 of the Articles of Association accordingly. MMMMMMMMM 545480 MMMMMMMMMMMM

This proxy is solicited by the Board of Directors for use at Ardagh Metal Packaging S.A.'s Extraordinary General Meeting of Shareholders on July 8, 2022 or any postponement(s) or adjournment(s) thereof. The undersigned, having read the Convening Notice and Proxy Statement, dated June 17, 2022, receipt of which is acknowledged hereby, does hereby appoint Paul Coulson, Yves Elsen, Oliver Graham, Shaun Murphy and Hermanus Troskie, and each of them, proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to vote and act at the Extraordinary General Meeting of Shareholders (the "Extraordinary General Meeting") of Ardagh Metal Packaging S.A. (the “Company”) to be held on July 8, 2022 at 11:30 a.m. Luxembourg time, by way of proxy without physical presence in accordance with the Luxembourg law of September 23, 2020, as amended, and at any postponement(s) or adjournment(s) thereof, with respect to all of the common shares of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act at the Extraordinary General Meeting, with all of the powers that the undersigned would possess if personally present and acting as set forth on the reverse side hereof. This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side hereof. If you submit a proxy but do not direct how your shares will be voted, the individuals named as proxies will vote your shares "FOR" each of the proposals identified herein. It is not expected that any other matters will be brought before the Extraordinary General Meeting of Shareholders. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters. (Items to be voted appear on reverse side.) Proxy - Ardagh Metal Packaging S.A. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on July 8, 2022: Information is now available regarding the 2022 Extraordinary General Meeting of Shareholders at https://www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting

1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03NMPD + + Proposals – The Board of Directors recommends a vote FOR Proposals 1 - 3 of the Extraordinary General Meeting. A q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2022 Extraordinary General Meeting Proxy Card 1. Restructuring of the share capital of the Company to rename the shares in issue as Ordinary Shares; creation of a new class of redeemable preferred shares (the “Preferred Shares”), with the rights set out in the Articles of Association (as amended by the present and the following resolutions); and amendment of articles 1.1, 6, 7.3, 8, 13.1, 15, 53.2 of the Articles of Association in this respect as per the proposed amendments to the Articles of Association (subject to approval of the following resolutions), also included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company. For Against Abstain 3. Renewal and extension of the authorization granted to the Board of Directors to purchase, acquire or receive the Company’s own shares for cancellation or hold them as treasury shares during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment of article 8 of the Articles of Association accordingly. For Against Abstain 2. Renewal and extension of the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right, during a period of five years ending on the fifth anniversary of the Extraordinary General Meeting and amendment of article 7.3 of the Articles of Association accordingly. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 545480 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ≈ You may vote online instead of mailing this card. Online Go to www.investorvote.com/AMBP or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AMBP Votes submitted electronically must be received by 1:00 p.m., EDT, on July 6, 2022 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AMBP This proxy is solicited by the Board of Directors for use at Ardagh Metal Packaging S.A.'s Extraordinary General Meeting of Shareholders on July 8, 2022 or any postponement(s) or adjournment(s) thereof. The undersigned, having read the Convening Notice and Proxy Statement, dated June 17, 2022, receipt of which is acknowledged hereby, does hereby appoint Paul Coulson, Yves Elsen, Oliver Graham, Shaun Murphy and Hermanus Troskie, and each of them, proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to vote and act at the Extraordinary General Meeting of Shareholders (the "Extraordinary General Meeting") of Ardagh Metal Packaging S.A. (the “Company”) to be held on July 8, 2022 at 11:30 a.m. Luxembourg time, by way of proxy without physical presence in accordance with the Luxembourg law of September 23, 2020, as amended, and at any postponement(s) or adjournment(s) thereof, with respect to all of the common shares of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act at the Extraordinary General Meeting, with all of the powers that the undersigned would possess if personally present and acting as set forth on the reverse side hereof. This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side hereof. If you submit a proxy but do not direct how your shares will be voted, the individuals named as proxies will vote your shares "FOR" each of the proposals identified herein. It is not expected that any other matters will be brought before the Extraordinary General Meeting of Shareholders. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters. (Items to be voted appear on reverse side.) Proxy - Ardagh Metal Packaging S.A. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting Items C + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on July 8, 2022: Information is now available regarding the 2022 Extraordinary General Meeting of Shareholders at https://www.ardaghmetalpackaging.com/corporate/investors/extraordinary-general-meeting